Exhibit 10.32

OFFICE LEASE

This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between QUINTANA OFFICE PROPERTY LLC, a Delaware limited liability company ("Landlord"), and ALLIED ESPORTS MEDIA, INC., a Delaware corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

	TERMS OF LEASE	DESCRIPTION

1.	Date:	March _____, 2019

2.	Premises

	2.1 Building:	That certain 5 story office building containing approximately 166,442 rentable square feet of space commonly known as 17877 Von Karman Avenue, Irvine, California, as depicted on Exhibit A-1 to this Lease.

	2.2 Premises:	Approximately 24,579 rentable (20,437 usable) square feet of space located on the third (3rd) floor of the Building and commonly known as Suite 300, as depicted on Exhibit A to this Lease.
3.	Lease Term (Article 2).

	3.1 Length of Term:	Approximately one hundred sixty-seven (167) months.

	3.2 Lease Commencement Date:	As provided in Section 7(b) of the Tenant Work Letter attached hereto as Exhibit B.
	3.3 Lease Expiration Date:	The last day of the one hundred sixty-seventh (167th) full calendar month following the Lease Commencement Date.

4.	Base Rent (Article 3):

	4.1 Amount Due:
	Months	Approx. Monthly Base Rent Rate per Rentable Square Foot	**Monthly Installment of Base Rent	***Monthly Installment of Base Rent assuming the entire Additional Allowance is utilized pursuant to Section 5(a) of the Tenant Work Letter

	*1 – 12	$2.65	$65,134.35	$72,056.08
	13 – 24	$2.73	$67,088.38	$74,010.11
	25 – 36	$2.81	$69,101.03	$76,022.76
	37 – 48	$2.90	$71,174.06	$78,095.79
	49 – 60	$2.98	$73,309.28	$80,231.01
	61 – 72	$3.07	$75,508.56	$82,430.29
	73 – 84	$3.16	$77,773.82	$84,695.55
	85 – 96	$3.26	$80,107.03	$87,028.76
	97 – 108	$3.36	$82,510.24	$89,431.97
	109 – 120	$3.46	$84,985.55	$91,907.28
	121 – 132	$3.56	$87,535.11	$94,456.84
	133 – 144	$3.67	$90,161.17	$97,082.90
	145 – 156	$3.78	$92,866.00	$99,787.73
	157 – 167	$3.89	$95,651.98	$102,573.71

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* Including any partial month at the beginning of the initial Lease Term.

**Tenant's obligation to pay $65,134.35 of Base Rent shall be conditionally abated during the second (2nd) through the twelfth (12th) full calendar months of the initial Lease Term (the "Base Rent Abatement Period"), as set forth in Article 3 below.

***The referenced monthly installments of Base Rent are based upon Tenant electing to utilize the entire Additional Allowance pursuant to Section 5(a) of the Tenant Work Letter. If Tenant utilizes less than the entire Additional Allowance, Landlord and Tenant shall enter into an amendment to this Lease memorializing the portion of the Additional Allowance utilized by Tenant and the updated Base Rent schedule resulting therefrom.

4.2 Rent Payment Address:

If by wire (preferred):
Wells Fargo Bank, N.A.
San Francisco, CA
ABA #: 121 000 248
Account #: 4646715474
Account Name: QUINTANA OFFICE PROPERTY LLC (DACA) FBO NEW YORK LIFE INSURANCE COMPANY

If by check:
Quintana Office Property LLC
c/o Hines, P.O. Box 845394
Los Angeles, CA 90084-5394

If by overnight courier:
Lockbox Services 845394
Attn: Hines
3440 Flair Drive
El Monte, CA 91731

Payments shall be made by wire or ACH to the extent practical.

5.	Tenant's Share (Article 4):	14.7673% (based on 24,579 rentable square feet in the Premises and 166,442 rentable square feet in the Building).

6.	Permitted Use (Article 5):	General office, production, post-production and editing use, and any other use consistent with operations as a gaming and media company, consistent with a first-class office building in the John Wayne/Orange County airport submarket, and to the extent permitted by Laws and the Development CC&R's.

7.	Security Deposit (Article 21):	Initially $79,500.00, but subject to increase to $195,403.05 pursuant to the terms of Article 21 of this Lease when and if Tenant fails to timely exercise the Reduction Option pursuant to Section 1.5 of this Lease.

8.	Parking Pass Ratio (Article 28):	Four (4) unreserved parking passes for every 1,000 rentable square feet of the Premises, which equals ninety-eight (98) unreserved parking passes based upon 24,579 rentable square feet ("Tenant's Allocation"). Subject to availability, Tenant shall be entitled to convert up to five (5) unreserved parking passes from Tenant's Allocation into reserved parking passes for parking spaces located in the Project's parking structure (i.e., subterranean or non-subterranean). Tenant's rights to all such parking passes are subject to the terms of Article 28 of this Lease.

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9.	Address of Tenant (Section 29.18):	Allied Esports Media, Inc. 1920 Main Street, Ste. 1150 Irvine, California 92614 Attention: President (Prior to Lease Commencement Date)

	and	Allied Esports Media, Inc. 17877 Von Karman Avenue, Suite 300 Irvine, California 92614 Attention: President (After Lease Commencement Date)

10.	Address of Landlord (Section 29.18): and

QUINTANA OFFICE PROPERTY LLC

c/o Hines

4000 MacArthur Avenue, Suite 110

Newport Beach, CA 92660

Attention: Property Manager

Allen Matkins Leck Gamble Mallory & Natsis LLP
1900 Main Street, 5th Floor
Irvine, California 92614
Attention: Brad H. Nielsen, Esq.

11.	Broker(s) (Section 29.24):	Jones Lang LaSalle Americas, Inc. (for Landlord) Savills Studley, Inc. and Jones Lang LaSalle Americas, Inc. (collectively for Tenant)

12.	Tenant Improvement Allowance (Section 2 of Exhibit B):	Up to $2,212,110.00 (based on up to $90.00 per rentable square foot of the Premises) (the "Tenant Improvement Allowance"). In addition to the Tenant Improvement Allowance, Landlord shall provide a space planning allowance of up to $3,686.85 (based on up to $0.15 per rentable square foot of the Premises) which shall be used towards payment of the cost of preparing the preliminary space plans for the Tenant Improvements (the "Space Planning Allowance").

13.	Guarantor (Section 29.34; Exhibit E):	Ourgame International Holdings Ltd., a Cayman Islands corporation (subject to change pursuant to the terms of Section 29.34 below)

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ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1                Premises, Building, Project and Common Areas.

1.1.1           The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and each party covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project", as that term is defined in Section 1.1.2, below.

1.1.2           The Building and The Project. The Premises will be a part of the building set forth in Section 2.1 of the Summary (the "Building"). The term "Project," as used in this Lease, shall mean (i) the Building, the buildings located at 17875 Von Karman Avenue, 17872 Gillette Avenue, 17838 Gillette Avenue, and the Common Areas (including, without limitation, the parking structure located at 17892 Gillette), (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building, the other buildings described above, and the Common Areas are located, and (iii) at Landlord's discretion, subject to the conditions set forth in Section 1.1.3, below, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project. The Project is part of a mixed-use development known as "Intersect," and is subject to the "Development CC&R's," as that term is defined in Section 29.33 below.

1.1.3           Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease and the Development CC&R's, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, including (i) the areas on the ground floor and all other floors of the Project devoted to non-exclusive uses such as corridors, stairways, loading and unloading areas, walkways, driveways, fire vestibules, elevators and elevator foyers, lobbies, electric and telephone closets, restrooms, mechanical areas, janitorial closets and other similar facilities for the general use of and/or benefit of all tenants and invitees of the Project, (ii) those areas of the Project devoted to mechanical and service rooms servicing more than one (1) floor or the Project as a whole and which service the Project tenants as a whole, and (iii) Project atriums and plazas, if any (such areas, together with such other portions of the Project designated by Landlord, in its reasonable discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, including, without limitation, certain project amenities, are collectively referred to herein as the "Common Areas"). As of the date of this Lease, Landlord has entered into leases or other agreements to initially provide (or has otherwise agreed to initially provide) the following amenities in the Project: Fitness center, conference center, event lawn, full-service patio restaurant, shipping container (grab and go food and drinks), putting green, urban gardens, basketball court, gaming pavilion, concierge service and bike sharing; provided, however, Landlord reserves the right to change and/or discontinue the full-service patio restaurant and/or shipping container (grab and go food and drinks) amenities during the Lease Term in its sole discretion. Tenant's employees shall have the right to use the fitness center after the execution and delivery of this Lease, subject to such rules and regulations as Landlord generally applies to users of the fitness center who are employees of tenants in the Project. The manner in which the Building, Project and Common Areas are maintained and operated shall be at the commercially reasonable discretion of Landlord and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time (including, without limitation, any rules regulations or restrictions contained in or promulgated under the Development CC&R's); provided, however, that Landlord shall, throughout the Lease Term, maintain and operate the Common Areas in a first-class manner consistent with the Comparable Buildings (as defined in Section 2.2.3, below). Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided, Landlord shall use its commercially reasonable efforts to advise Tenant in advance of any such alterations, additions or changes and to perform such closures, alterations, additions or changes in a manner which does not materially and adversely affect Tenant's access to or use of the Premises for the Permitted Use. Additionally, subject to availability and Tenant's compliance with the terms of the Development CC&R's, the Rules and Regulations attached hereto as Exhibit D and any other then current procedures regarding the same (i.e., event fees, etc.), Tenant shall be entitled to use a portion of the Common Area approved by Landlord for a Landlord approved (such approval not be unreasonably withheld, conditioned or delayed) event one (1) time in any twelve (12) month period. Landlord agrees to waive its portion of any event fee related to such event one (1) time in any twelve (12) month period. If Tenant holds more than one (1) event in any twelve (12) month period, Landlord shall be entitled to charge Tenant its portion of the event fee in connection therewith.

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1.2                Verification of Rentable and Usable Square Feet. For purposes of this Lease, the term "usable area," "usable square footage" or "usable square feet" means the usable area as determined substantially in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 – 2017 and accompanying guidelines (the "BOMA Standard"); and the term "rentable area," "rentable square footage" or "rentable square feet" means the rentable area measured substantially in accordance with the BOMA Standard. The rentable and usable square feet of the Premises, the Building and the Project are subject to verification from time to time by Landlord's space planner/architect/consultant and such verification shall be made in accordance with the provisions of this Section 1.2. Tenant acknowledges that Landlord intends to use "Stevenson Systems" to determine the rentable and usable square footage of the Premises, the Building and/or the Project. In the event Stevenson Systems or such other space planner/architect/consultant determines that the usable and rentable square footage of the Premises, the Building, and/or the Project differ from those set forth in Section 2 of this Summary, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of "Base Rent" and any "Security Deposit," "Tenant's Share,” etc.) shall be modified in accordance with such determination. Tenant's architect may consult with Landlord's space planner/consultant regarding such verification, except to the extent it relates to the rentable square feet of the Building; however, the determination of Landlord's space planner/consultant shall, except as provided below, be conclusive and binding upon the parties. If Tenant disagrees with the square footage of the Premises as determined by Landlord's space measurement consultant and gives Landlord written notice thereof within thirty (30) days after the date Tenant received written notice of such determination, Landlord and Tenant shall, in good faith, attempt to resolve the disagreement. If Landlord and Tenant are unable to resolve the disagreement within ten (10) days following the date Landlord receives Tenant's disagreement notice, then the parties shall promptly appoint a mutually acceptable architect to remeasure the Premises in accordance with the terms of this Lease, and the determination of such architect shall be binding upon Landlord and Tenant. The cost of such architect shall be borne by Tenant unless such architect determines that Landlord's measurement was in error by more than two percent (2%), in which event Landlord shall pay for the cost of such architect.

1.3                Condition of the Premises. Landlord warrants that the Building's basic plumbing, mechanical, heating, ventilating, air conditioning and electrical systems (collectively, the "Operating Systems") are in good working order commencing on the Lease Commencement Date and continuing for ninety (90) days after the Lease Commencement Date (the "Warranty Period"); provided, however, Landlord shall have no liability hereunder for repairs or replacements necessitated by the acts or omissions of Tenant and/or of Tenant's representatives, agents, contractors and/or employees. As Landlord's sole obligation and as Tenant's sole remedy for Landlord's breach of this warranty, Tenant shall have the right to cause Landlord to repair the defective Operating Systems (subject to the limitations set forth herein) at Landlord's sole cost and expense (without inclusion of that cost or expense in Operating Expenses for purposes of this Lease); provided, however, Tenant shall have given Landlord written notice setting forth with specificity the nature and extent of such malfunction within such Warranty Period. If Tenant does not give Landlord the required notice within said Warranty Period, correction of any such malfunction shall be the obligation of the party responsible to maintain such malfunction as provided in this Lease. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Tenant shall accept the Premises and the Building, including the base, shell, and core of (i) the Premises and (ii) the floor of the Building on which the Premises is located (collectively, the "Base, Shell, and Core") in their "AS-IS" condition as of the Lease Commencement Date and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter. Subject to the foregoing Warranty Period and any punch list items as provided in the Work Letter, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.

1.4                Right Of First Offer. During the initial Lease Term, Landlord hereby grants to Tenant an ongoing right of first offer with respect to any available space contiguous to the original Premises and located on the third (3rd) floor of the Building (the "First Offer Space"). Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases (including renewals) of the First Offer Space, and such right of first offer shall be subordinate to all rights of tenants under leases of the First Offer Space existing as of the date hereof or subsequently entered into by Landlord in accordance with the terms of this Section 1.4, and all rights of other tenants of the Project, which rights relate to the First Offer Space and which rights are set forth in leases of space in the Project existing as of the date hereof or subsequently entered into by Landlord in accordance with the terms of this Section 1.4, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (all such tenants under existing leases of the First Offer Space and other tenants of the Project, collectively, the "Superior Right Holders"). Tenant's right of first offer shall be on the terms and conditions set forth in this Section 1.4.

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1.4.1           Procedure for Offer. Landlord shall notify Tenant (a "First Offer Notice") from time to time when the First Offer Space or any portion thereof becomes available for lease to third parties, provided that no Superior Right Holder wishes to lease such space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. A First Offer Notice shall describe the space so offered to Tenant and shall set forth the "First Offer Rent," as that term is defined in Section 1.4.3, below, the lease term for such space, and the other economic terms upon which Landlord is willing to lease such space to Tenant. The rentable square footage of the space so offered to Tenant shall be determined in accordance with the terms of Section 1.2 of this Lease.

1.4.2           Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in a First Offer Notice, then within five (5) business days of delivery of such First Offer Notice to Tenant, Tenant shall deliver written notice to Landlord irrevocably exercising its right of first offer with respect to the entire space described in such First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within the 5-business day period, then Landlord shall be free to lease the space described in such First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires on "Economic Terms," as that term is defined below, no more favorable to such party than the most favorable Economic Terms offered to Tenant by Landlord for such space, provided that the Economic Terms offered by Landlord to such party may be as much as 10% more favorable to such party than the most favorable Economic Terms offered by Landlord to Tenant; provided further, however, if Landlord does not enter into a lease or leases pertaining to the entire First Offer Space identified by Landlord in such notice within twelve (12) months after the date Landlord first delivered such First Offer Notice to Tenant, then Tenant's rights under this Section 1.4 to receive a First Offer Notice shall again apply with respect to the unleased portion of such First Offer Space that is available. If Landlord wishes to offer the First Offer Space on Economic Terms which are more than 10% more favorable to such party than the most favorable Economic Terms offered by Landlord to Tenant, Landlord must first make such an offer to Tenant by written notice (the "Additional Notice") setting forth the new Economic Terms, and Tenant shall have three (3) business days from the Tenant's receipt the Additional Notice to accept the terms set forth in the Additional Notice. If Tenant does not timely accept the terms of the Additional Notice, Landlord shall be free to lease such First Offer Space to anyone whom it desires at the Economic Terms set forth in the Additional Notice; provided, however, if Landlord does not enter into a lease or leases pertaining to the entire First Offer Space identified by Landlord in such Additional Notice within twelve (12) months after the date Landlord first delivered such Additional Notice to Tenant, then Tenant's rights under this Section 1.4 to receive a First Offer Notice shall again apply with respect to the unleased portion of such First Offer Space that is available. The term "Economic Terms," as used in this Section 1.4, shall refer to the net, aggregated, cost to Tenant or another party, of the effect of the following terms for the First Offer Space: (i) the rental rate, (ii) the amount of the tenant improvement allowance or value of tenant work (which amount is a deduction from Tenant's or the other party's cost), and (iii) the amount of free rent (which amount is a deduction from Tenant's or the other party's cost). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.4.3           First Offer Rent. The annual "Rent," as that term is defined in Section 4.1 of this Lease, payable by Tenant for the First Offer Space (the "First Offer Rent") shall be equal to the "Fair Rental Value," as that term is defined in Section 2.2.3 of this Lease, for the First Offer Space for the "First Offer Term," as that term is defined in Section 1.4.5 of this Lease.

1.4.4           Construction In First Offer Space. Except as otherwise expressly provided in the First Offer Notice or included as part of the Fair Rental Value, Tenant shall accept the First Offer Space in its then existing "as is" condition. The construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease.

1.4.5           Amendment to Lease. If Tenant timely exercises Tenant's right to lease First Offer Space as set forth herein, then, within fifteen (15) days thereafter, Landlord and Tenant shall execute a lease amendment (or, at Landlord's option, a separate lease) for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice therefor and this Section 1.4. Tenant shall commence payment of Rent for such First Offer Space, and the term of such First Offer Space (the "First Offer Term") shall commence, upon the date of delivery of such First Offer Space to Tenant (the "First Offer Commencement Date") and terminate on the date set forth in the First Offer Notice therefor.

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1.4.6           Termination of Right of First Offer. The rights contained in this Section 1.4 shall be personal to original Tenant executing this Lease (the "Original Tenant") and any Non-Transferee Assignee (as that term is defined in Section 14.7 of this Lease), and may only be exercised by Original Tenant or a Non-Transferee Assignee (and not by any other assignee, sublessee or other "Transferee," as that term is defined in Section 14.1 of this Lease, of Tenant's interest in this Lease). Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.4, if, as of the date of the attempted exercise of any right of first offer by Tenant, Tenant is in default under this Lease after the expiration of all applicable notice and cure periods.

1.5                Reduction Option. Original Tenant shall have the one-time option (the "Reduction Option") of reducing the size of the Premises to be leased by Tenant under this Lease to no less than 10,000 rentable square feet, subject to prior written notice given by Tenant (the "Reduction Notice") on or before June 15, 2019 (the "Reduction Option Period"). In the event Tenant fails to deliver a Reduction Notice prior to the expiration of the Reduction Option Period, Tenant shall be deemed to have declined to exercise its Reduction Option. Notwithstanding anything in this Lease to the contrary, in no event shall Landlord be required to construct and/or fund any improvements to the Premises or perform any of its obligations under this Lease until the expiration of the Reduction Option Period and/or Tenant's waiver of its Reduction Option. In the event of a reduction pursuant to the Reduction Option, Landlord and Tenant shall enter into an amendment hereto (a) memorializing the reduction of the rentable square footage of the Premises and reducing all other amounts and figures based upon the reduced rentable and usable square footages of the Premises, (b) memorializing the new space plan applicable to the reduced Premises (which space plan is subject to Landlord's review and approval), and (c) assigning this Lease from Original Tenant to WPT Enterprises, Inc.

1.6                Temporary Space. Following the date hereof (subject to the full and final execution and delivery of this Lease by Landlord and Tenant, delivery of the Guaranty, the Security Deposit and all prepaid rental required under this Lease, delivery of all initial certificates of insurance required by this Lease (which certificates of insurance shall specifically cover both the Temporary Space during the Temporary Space Term, as hereinafter defined, and the Premises), and ending on the date that is five (5) business days after the Lease Commencement Date (such period being referred to herein as the "Temporary Space Term"), Landlord shall allow Tenant to use between approximately 8,000 to 12,000 rentable square feet of space located on the second (2nd) floor of the building within the Project located at 17872 Gillette Avenue, Irvine, California, as shown on Exhibit A-2 of this Lease (the "Temporary Space") for the Permitted Use. Subject to the rentable square footage range described above, the approximate size of the Temporary Space shall be determined by Tenant and such determination shall be delivered in writing by Tenant to Landlord. Tenant shall not be entitled to request a change in the approximate size of the Temporary Space once such determination is delivered by Tenant to Landlord. Promptly following receipt of Tenant's determination, Landlord shall configure the Temporary Space to be as close as reasonably possible to the rentable square footage requested by requested by Tenant and deliver to Tenant Landlord's calculation of the rentable square footage located in the Temporary Space. During the Temporary Space Term, the Temporary Space shall be deemed the "Premises" for purposes of Article 10 (Insurance) of this Lease. Such Temporary Space shall be accepted by Tenant in its "as-is" condition and configuration, it being agreed that Landlord shall be under no obligation to perform any work in the Temporary Space or to incur any costs in connection with Tenant's move in, move out or occupancy of the Temporary Space; provided, the Temporary Space shall be ready for Tenant's IT/cabling/ data installation. Tenant acknowledges that it shall be entitled to use and occupy the Temporary Space at its sole cost, expense and risk. Tenant shall not construct any improvements or make any alterations of any type to the Temporary Space without the prior written consent of Landlord. Tenant shall be permitted to install, at Tenant's sole cost and expense, telephone and data cabling in the Temporary Space pursuant to plans and specifications approved by Landlord and otherwise in compliance with the terms of the Lease with respect to Alterations, including Article 8 below. All costs in connection with making the Temporary Space ready for occupancy by Tenant shall be the sole responsibility of Tenant.

1.6.1           The Temporary Space shall be subject to all the terms and conditions of this Lease except as expressly modified herein and except that (i) Tenant shall not be entitled to receive any allowances, abatement or other financial concession in connection with the Temporary Space which was granted with respect to the Premises unless such concessions are expressly provided for herein with respect to the Temporary Space, and (ii) the Temporary Space shall not be subject to any renewal or expansion rights of Tenant under this Lease. The Temporary Space Base Rent shall be $1.00 per rentable square foot of the Temporary Space per month during the Temporary Space Term. However, Tenant shall be required to pay Tenant's Share of Direct Expenses for the Temporary Space during the Temporary Space Term in accordance with the terms of Article 4 of this Lease. For example, Tenant's Share for the Temporary Space shall be deemed to mean 13.4893% if there exists 11,000 rentable square feet in the Temporary Space and 81,546 rentable square feet in the Building.

1.6.2           Tenant shall be entitled to use up to Four (4) unreserved parking passes for every 1,000 rentable square feet of the Temporary Space. Tenant's rights to all such parking passes are subject to the terms of Article 28 of this Lease and Tenant's payment of the Parking Charges (as defined below) therefor; provided, however, so long as Tenant is not in Default (as defined below), Tenant's obligation to pay Parking Charges for such parking passes shall be abated during the Temporary Space Term (such abated Parking Charges are referred to herein as "Abated Temporary Space Parking Charges").

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1.6.3           Upon termination of the Temporary Space Term, Tenant shall vacate the Temporary Space and deliver the same to Landlord in the same condition that the Temporary Space was delivered to Tenant, ordinary wear and tear excepted, and with any alterations, including cabling and telecommunications wiring performed/installed by or on behalf of Tenant, removed and any damage caused by such removal, repaired. At the expiration or earlier termination of the Temporary Space Term, Tenant shall remove all debris, all items of Tenant's personalty, and any trade fixtures of Tenant from the Temporary Space. Subject to Section 10.5, Tenant shall be fully liable for all damage Tenant or Tenant's agents, employees, contractors, or subcontractors cause to the Temporary Space. Tenant shall have no right to hold over or otherwise occupy the Temporary Space at any time following the expiration or earlier termination of the Temporary Space Term, and in the event of such holdover, Landlord shall immediately be entitled to institute dispossessory proceedings to recover possession of the Temporary Space, without first providing notice thereof to Tenant. In the event of holding over by Tenant after expiration or termination of the Temporary Space Term without the written authorization of Landlord, Tenant shall pay, for such holding over, 150% of the Base Rent and Additional Rent for the Temporary Space for each month or partial month of holdover, plus all consequential damages that Landlord incurs as a result of the Tenant's hold over. During any such holdover, Tenant’s occupancy of the Temporary Space shall be deemed that of a tenant at sufferance, and in no event, either during the Temporary Space Term or during any holdover by Tenant, shall Tenant be determined to be a tenant-at-will under applicable law. While Tenant is occupying the Temporary Space, and without limiting Landlord's rights hereunder, Landlord or Landlord's authorized agents shall be entitled to enter the Temporary Space, upon reasonable notice and subject to the same limitations on access as are contained in Article 27, to display the Temporary Space to prospective tenants and prospective and actual lenders.

ARTICLE 2

LEASE TERM

2.1                Lease Term. The terms and provisions of this Lease shall be effective as of the mutual execution and delivery of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the "Lease Term") shall be as determined in accordance with Section 3.1 of the Summary, shall commence on the date determined in accordance with Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date determined in accordance with Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated or extended as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive full twelve (12) calendar month period during the Lease Term. This Lease shall not be void, voidable or subject to termination, nor shall Landlord be liable to Tenant for any loss or damage, resulting from Landlord's inability to deliver the Premises to Tenant by any particular date. At any time during the Lease Term (but not more than once during each of the initial Lease Term and any extension thereof), Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof; provided, that if such notice is not factually correct, then Tenant shall make such reasonable changes as are necessary to make such notice factually correct and shall thereafter return such notice to Landlord within said ten (10) business day period.

2.2                Option Term.

2.2.1           Option Right. Landlord hereby grants to the Original Tenant two (2) options to extend the Lease Term for a period of five (5) years each (each, an "Option Term" and collectively, the "Option Terms"), which shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that as of: (a) the date of delivery of the "Option Exercise Notice" (as defined in Section 2.2.4 below); and (b) the date of delivery of the "Option Rent Notice" (as defined in Section 2.2.4 below), as applicable, this Lease remains in full force and effect, and Tenant is not in Default under this Lease (collectively, the "Option Conditions"); provided, Landlord shall give Tenant notice of the failure of the applicable Option Condition no later than ten (10) business days after delivery of the Option Exercise Notice or the Option Rent Notice, as applicable. Landlord may, at Landlord's option, exercised in Landlord's sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect and Landlord's failure to give Tenant notice of failure of the applicable Option Condition as provided above shall be deemed Landlord's waiver of the applicable Option Condition. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord in writing or deemed waived by Landlord), the initial Lease Term or the first Option Term, as applicable, as it applies to the entire Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to Original Tenant and may be exercised only by Original Tenant or a Non-Transferee Assignee (as defined in Section 14.7 below). The rights contained in this Section 2.2 are not assignable separate and apart from this Lease, nor may such rights be separated from this Lease in any manner, either by reservation or otherwise.

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2.2.2           Option Rent. The annual Rent payable by Tenant during each Option Term (the "Option Rent") shall be equal to the "Fair Rental Value," as that term is defined in Section 2.2.3, below, for the Premises for such Option Term, subject to the terms of this Section 2.2.2. Notwithstanding the foregoing, to the extent the Option Rent has been determined with reference to leases that use a "base year" or "expense stop" and the same is not otherwise taken into account in the determination of Fair Rental Value under Section 2.2.5, then the Base Rent component of the Option Rent shall be adjusted accordingly such that Tenant shall continue to pay Tenant's Share of Direct Expenses during each Option Term in accordance with Article 4 below.

2.2.3           Fair Rental Value. As used in this Lease, "Fair Rental Value" shall be equal to the rent (including additional rent and considering any "base year" or "expense stop" applicable thereto, if any) on an annual per rentable square foot basis, including all escalations, at which, as of the commencement of the term of the subject space (i.e., the lease term of the First Offer Space or the Option Term, as the case may be), tenants are leasing non-sublease, non-encumbered, non-equity space which is comparable in size, location and quality to the First Offer Space or the Premises, as the case may be, for a comparable lease term, in an arm's length transaction consummated during the twelve (12) month period prior to the date on which Landlord delivers the First Offer Notice or the "Option Rent Notice," as that term is defined in Section 2.2.4, below, as the case may be, which comparable space is located in the Building, or if there are not a sufficient number of comparable transactions in the Building, then in other comparable first-class, high-rise office buildings in the submarket of John Wayne Airport area, Orange County, California (the "Comparable Buildings"), taking into consideration the following concessions (collectively, the "Concessions"): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same could be utilized by a general office user; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space. Such Concessions, at Landlord's election, either (A) shall be reflected in the effective rental rate payable by Tenant (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the comparable transaction), in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant, or (B) shall be granted to Tenant in kind.

2.2.4           Exercise of Option. Each option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the initial Lease Term or the first Option Term, as applicable, irrevocably exercising its option for the entire Premises then being leased by Tenant (the "Option Exercise Notice"); and (ii) Landlord, after receipt of Tenant's notice, shall deliver notice (the "Option Rent Notice") to Tenant on or before the date that is eight (8) months prior to the expiration of the initial Lease Term or the first Option Term, as applicable, setting forth the Option Rent, provided that, within thirty (30) days after receipt of the Option Rent Notice, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.5, below.

2.2.5           Determination of First Offer Rent or Option Rent. In the event Tenant timely and appropriately objects to the Option Rent, or if the First Offer Rent is to be determined pursuant to Section 2.2.3 above, Landlord and Tenant shall attempt to agree upon the First Offer Rent or Option Rent, as the case may be, using reasonable, good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's timely and appropriate objection to the First Offer Rent or Option Rent, as the case may be, (the "Outside Agreement Date"), then each party shall make a separate determination of the First Offer Rent or Option Rent, as the case may be, within ten (10) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.5.1 through 2.2.5.7, below.

2.2.5.1      Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of commercial properties in the Orange County Airport/Irvine area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted First Offer Rent or Option Rent, as the case may be, is the closest to the actual First Offer Rent or Option Rent, respectively, as determined by the arbitrators, taking into account only the requirements of Section 2.2 of this Lease (i.e., the arbitrators may only select Landlord's or Tenant's determination and shall not be entitled to make a compromise determination). Each such arbitrator shall be appointed within fifteen (15) business days after the Outside Agreement Date.

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2.2.5.2      The two (2) arbitrators so appointed shall within ten (10) business days of the appointment of the last appointed arbitrator agree upon and appoint a third (3rd) arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

2.2.5.3      The three (3) arbitrators shall within thirty (30) days of the appointment of the third (3rd) arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted First Offer Rent or Option Rent, as the case may be, and shall notify Landlord and Tenant thereof.

2.2.5.4      The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.5.5      If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

2.2.5.6      If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third (3rd) or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 2.2.5.

2.2.5.7      The cost of the arbitration shall be paid by Landlord and Tenant equally; provided that Tenant shall pay for the cost of its appointed arbitrator, Landlord shall pay for the cost of its appointed arbitrator and Landlord and Tenant shall each pay one-half (1/2) of the other arbitration costs, including the fees of the third arbitrator.

2.3                Termination Option. Notwithstanding anything to the contrary contained in this Lease, Tenant will have the one-time option to terminate and cancel this Lease ("Termination Option"), effective as of 11:59 p.m. on the last day of the ninety-sixth (96th) full calendar month of the initial Lease Term ("Termination Date"), by delivering to Landlord, on or before the date (the "Termination Notice Date") which is twelve (12) months prior to the Termination Date, written notice of Tenant's exercise of its Termination Option. As a condition to the effectiveness of Tenant's exercise of its Termination Option and in addition to Tenant's obligation to satisfy all other monetary and non-monetary obligations arising under this Lease through to the Termination Date, Tenant shall pay to Landlord the following "Termination Consideration": the then unamortized value (amortized on a straight-line basis over the last 156 months of the initial Lease Term) of (i) the Abated Amount, (ii) the Moving Allowance, (iii) the Tenant Improvement Allowance, the Space Planning Allowance and the cost of any subsequent leasehold improvements made by Landlord at Landlord's expense for the benefit of Tenant, and (iv) any then-unpaid portion of the Amortized Allowance (as defined in the Tenant Work Letter), plus interest on all of said foregoing costs at the rate of 7% per annum. If Tenant has leased additional space pursuant to Section 1.4, any free rent, moving allowances and tenant improvement allowances given and the cost of any subsequent leasehold improvements made by Landlord at Landlord's expense for the benefit of Tenant in connection with the leasing of that additional space, the Termination Consideration shall be calculated taking into account those additional amounts. The Termination Consideration shall be due and payable by Tenant to Landlord concurrently with Tenant's delivery of notice to Landlord of the exercise of the Termination Option. If Tenant properly and timely exercises its Termination Option and properly and timely delivers the Termination Consideration to Landlord as set forth above and satisfies all other monetary and non-monetary obligations under this Lease including, without limitation, the provisions regarding surrender of the Premises, all of which must be accomplished on or before the Termination Date, then this Lease will terminate as of midnight on the Termination Date. Upon determination of the final unamortized value of the cost of the leasing costs, Landlord and Tenant shall enter into an amendment acknowledging the total Termination Consideration. Tenant shall not have the Termination Option, if as of the date of the exercise of the Termination Option by Tenant, Tenant is in Default under this Lease. Within ten (10) business days after Tenant's written request (such date to be referred to herein as the "Termination Fee Notice Outside Date"), Landlord shall provide Tenant with a statement of the Termination Consideration, which shall include an outline of the calculation of the Termination Consideration.

2.4                Early Access. So long as Landlord has received from Tenant the first month's Base Rent due pursuant to Article 3 below, the Security Deposit, certificates satisfactory to Landlord evidencing the insurance required to be carried by Tenant under this Lease, and so long as the Tenant and its contractors and employees do not materially interfere with the completion of any work to be completed by Landlord under this Lease, including the Tenant Improvements, Landlord shall give Tenant's designated contractors reasonable access to the Premises approximately thirty (30) days prior to the Lease Commencement Date (the "Early Access Period") only for purposes of installing Tenant's furniture, fixtures, cabling and telecom equipment ("Tenant's Work"). Tenant's Work shall be performed by Tenant at Tenant's sole cost and expense. Tenant's access to the Premises during the Early Access Period shall be subject to all terms and conditions of this Lease; provided, however, Tenant shall not be obligated to pay Base Rent or Tenant's Share of Direct Expenses for the Premises during the Early Access Period until the Lease Commencement Date so long as Tenant does not operate its business from within any portion of the Premises until the Lease Commencement Date. Tenant agrees to provide Landlord with prior notice of any such intended early access and to cooperate with Landlord during the Early Access Period so as not to materially interfere with Landlord in the completion of the Tenant Improvements. Should Landlord determine such early access materially interferes with the Tenant Improvements, at Landlord's option, such delay may be deemed a "Tenant Delay" (as provided in the Tenant Work Letter), and/or Landlord may revoke Tenant's access to the Premises until such access may be given without materially interfering with Landlord in the completion of the Tenant Improvements.

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ARTICLE 3

BASE RENT

Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the address set forth in Section 4.2 of the Summary, or, at Landlord's option, at such other place as Landlord may from time to time designate by delivering written notice to Tenant at Tenant's notice address as set forth herein, by a check or wire transfer for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant's execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. It is intended that this Lease be a "triple net lease," and that the Rent to be paid hereunder by Tenant will be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable, except as expressly set forth under Section 19.6 and Section 19.7.2 of this Lease. Except as expressly provided to the contrary in this Lease, Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction, maintenance, operation or repair of the Premises or the Project. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Notwithstanding the foregoing, so long as Tenant is not in Default under this Lease, Landlord hereby agrees to abate Tenant's obligation to pay $65,134.35 of Base Rent during the Base Rent Abatement Period (such total amount of abated Base Rent, i.e., $716,477.85 in the aggregate, being hereinafter referred to as the "Abated Base Rent") (the Abated Base Rent, Abated Temporary Space Parking Charges and Abated Parking Charges [as defined in Section 28.1 below], are collectively referred to herein as the "Abated Amount"). During the Base Rent Abatement Period, Tenant will still be responsible for the payment of all other monetary obligations under this Lease. Tenant acknowledges that any Default under this Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, should Tenant at any time during the Lease Term be in Default under this Lease, then Tenant's right to any remaining Abated Amount shall be suspended until the Default is cured, and in the event that such Default results in a termination of this Lease, then the total unamortized sum of such Abated Amount (amortized on a straight line basis over the last 156 months of the initial Lease Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord. Tenant acknowledges and agrees that nothing in this Article 3 is intended to limit any other remedies available to Landlord at law or in equity under applicable Laws (including, without limitation, the remedies under California Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws) in the event of a Default under this Lease.

Landlord shall have the option to make a cash payment (the "Buyout Payment") to Tenant in the amount of the then remaining Abated Amount due under the immediately preceding paragraph, discounted at the rate of seven percent (7%) per annum from the last day of the applicable abatement period to the first day of the month during which the Buyout Payment is made. Upon Landlord's tender of such Buyout Payment, Tenant shall no longer be entitled to the Abated Amount pursuant to the immediately preceding paragraph. Landlord shall exercise its option to buy out the Abated Amount by delivering at least ten (10) days' prior written notice thereof to Tenant, and shall make the Buyout Payment to Tenant on or about the date set forth in such notice. The amount of Buyout Payment shall be calculated as follows: Landlord, acting reasonably and in good faith, shall estimate the total amount of the remaining Abated Amount, which estimate shall be based on the actual remaining rent to be abated as described above.

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ARTICLE 4

ADDITIONAL RENT

4.1                General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Section 5 of the Summary and Section 4.2.1 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord or Landlord's property manager pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent", and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 and Landlord's obligation to refund to Tenant any overpayment of Additional Rent shall survive the expiration of the Lease Term; provided, in no event shall Tenant be obligated to pay Tenant's Share of Project Expenses attributable to any period prior to the Lease Commencement Date or following the Lease Expiration Date (as such date may be extended).

4.2                Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1           "Direct Expenses" shall mean, collectively, the "Operating Expenses", "Tax Expenses" and "Utility Expenses"

4.2.2           "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3           "Operating Expenses" shall mean all expenses, costs and amounts which Landlord pays or incurs during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof (provided, however, Operating Expenses shall not include Tax Expenses and Utility Expenses (as those terms are defined below). Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following actually paid or incurred by Landlord (subject, however, to the exclusions set forth in this Section 4.2.3 below): (i) the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord or the property manager of Landlord in connection with the Project in such amounts as Landlord may reasonably determine or as may be required by the Development CC&R's, any mortgagees or the lessor of any underlying or ground lease affecting the Project and/or the Building; (iv) the cost of landscaping, relamping, all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance or security of the Project, and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord or its property manager provide services for more than one project, then a prorated portion of such employees' wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space and the cost of furnishings in such management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building and/or the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or (B) that are required under any governmental law or regulation first enacted after the date of this Lease; provided, however, that any capital expenditure shall be amortized with interest on the unamortized cost at the annual rate of 6% over the lesser of its useful life or, if applicable, the period of time in which the savings from such capital expenditure is equal to or greater than the cost of the capital expenditure, as Landlord shall reasonably determine; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building (collectively, "CC&R Payments"), including, without limitation, all assessments levied against Landlord or the Project pursuant to the Development CC&R's (whether or not the same would otherwise be includable in Operating Expenses pursuant to this Section 4.2).

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If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate and equitable adjustment to the components of Operating Expenses for such year that vary with occupancy to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others, and (ii) collect Operating Expenses from Tenant and all other tenants in the Project in an amount in excess of one hundred percent (100%) of what Landlord incurs for the items included in Operating Expenses.

Operating Expenses shall not, however, include (A) to the extent Landlord is reimbursed by insurance proceeds, the costs of repairs or other work occasioned by fire, windstorm or other casualty (other than those amounts within the deductible limits of insurance policies actually carried by Landlord, which amounts shall be includable as Operating Expenses so long as such deductibles are within the generally prevailing range of deductibles to policies carried by landlords of comparable first-class office buildings located in the vicinity of the Building); (B) costs of leasing commissions, attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building; (C) except as otherwise specifically provided in this Section 4.2.3(xiii), costs incurred by Landlord in the repairs, capital additions, alterations or replacements made or incurred to rectify or correct defects in design, materials or workmanship in connection with any portion of the Building; (D) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating usable space for other tenants or vacant usable space; (E) cost of utilities or services sold to Tenant or others for which Landlord is entitled to and actually receives reimbursement (other than through any operating cost reimbursement provision identical or substantially similar to the provisions set forth in this Lease); (F) except as otherwise specifically provided in this Section 4.2.3(xiii), costs incurred by Landlord for alterations to the Building which are considered capital improvements and replacements under sound real estate management principles, consistently applied; (G) costs of depreciation and amortization, except on materials, small tools and supplies purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation and amortization would otherwise have been included in the charge for such third party services, all as determined in accordance with sound real estate management principles, consistently applied; (H) costs of services or other benefits which are not available to Tenant but which are provided to other tenants of the Building; (I) costs incurred due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Building; (J) except as otherwise specifically provided in this Section 4.2.3(xiii), costs of interest on debt or amortization on any mortgages, and rent and other charges, costs and expenses payable under any mortgage or ground lease, if any; (K) costs of any compensation and employee benefits paid to clerks, attendants or other persons in a commercial concession operated by Landlord, except the parking facilities for the Project; (L) costs of rentals and other related expenses incurred in leasing HVAC, elevators or other equipment ordinarily considered to be of a capital nature except equipment which is used in providing janitorial or similar services and which is not affixed to the Building; (M) costs of advertising and promotion; (N) costs of electrical power for which Tenant directly contracts with and pays a local public service company; (O) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else (or would have been reimbursed if Landlord had carried the insurance required to be carried by Landlord under the terms of this Lease); (P) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (Q) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project; (R) wages and/or benefits attributable to personnel above the level of portfolio manager (but only to the extent any such personnel above the level of property manager provides property management services to the Project or any portion thereof); (S) property management fees in excess of three percent (3%) of the gross revenues of the Project; (T) except for a Project management fee to the extent allowed pursuant to (S) above, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis; (U) costs or fees to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; (V) any expenses related to the removal, cleaning, abatement or remediation of Hazardous Materials (as defined in Section 5.3 below) in or about the Building or Project (including the Common Areas) existing within the Project on the Lease Commencement Date (unless caused or attributable to Tenant or any of Tenant's Parties (as defined hereinbelow)); (W) any costs or expenses which, if included within Operating Expenses, would constitute "double counting" or a double charge for the same item or category of expense; (X) costs incurred by Landlord to correct any violations of applicable Laws in existence as of the Lease Commencement Date and pertaining to the condition of the Building or Project as of the Lease Commencement Date, but only if such existing conditions of the Building or Project are of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the existence of such conditions as of the Lease Commencement Date, would have then required such corrective action; (Y) penalties for any late payment by Landlord (unless attributable to Tenant's late payment hereunder); and (Z) the cost of repairs or replacements to the Project due to casualty which fall within the deductible for earthquake insurance otherwise includable in Operating Expenses under the forgoing provisions of this Section 4.2.3, shall be excluded from Operating Expenses to the extent the sum of such costs of repairs and replacements exceeds Two Dollars ($2.00) per square foot of rentable area of the Building for any calendar year and provided further that if the amount of the deductible exceeds that annual limitation, Landlord may carry over the unrecovered portion of the deductible into subsequent years and recover them from Tenant subject to the annual limitation provided for in this clause (Z).

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4.2.4           "Utility Expenses" shall mean all actual charges for utilities for the Project including the Common Areas, calculated assuming the Project is ninety-five percent (95%) occupied, including but not limited to water, sewer and electricity, and the costs of heating, ventilating and air conditioning and other utilities (but excluding those charges for which tenants are individually responsible) as well as related fees, assessments and surcharges.

4.2.5           Taxes.

4.2.5.1          "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or incurred during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2              Tax Expenses shall include, without limitation, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies.

4.2.5.3              Any costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days after demand Tenant's Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.4 (except as set forth in Section 4.2.4.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease. Throughout the Term of this Lease, Landlord will, as part of Tax Expenses, endeavor to obtain reductions in Tax Expenses by seeking reductions in the assessed value of the Property under Proposition 8 in those circumstances in which it is commercially reasonable to do so.

4.3                Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Building and Project among different portions or occupants of the Building and Project, including retail and office areas (the "Cost Pools"), in Landlord's reasonable discretion. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner. Additionally, Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Building and Project among different buildings within the Project, in Landlord's reasonable discretion, in which event Tenant's Share shall be based on the Building's share of such Direct Expenses, as so allocated.

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4.4                Calculation and Payment of Additional Rent.

4.4.1           Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state in reasonable detail the Direct Expenses incurred or accrued for such preceding Expense Year. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds the Estimated Direct Expenses actually paid by Tenant and received by Landlord, then Tenant shall pay to Landlord, in the manner set forth hereinbelow, and as Additional Rent, an amount equal to the excess (the "Excess"). Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess if present, Tenant shall immediately pay to Landlord such amount following receipt by Tenant of the Statement setting forth the Excess. In the event that a Statement shall indicate that Tenant has paid more as Estimated Direct Expenses than Tenant's Share of Direct Expenses in connection with any Expense Year (an "Overage"), Tenant shall receive a credit against the Rent next due under this Lease in the amount of such Overage (or, in the event that this Lease shall have terminated, Tenant shall receive a refund from Landlord in the amount of such Overage). The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than twenty-four (24) months after the end of the Expense Year to which such Direct Expenses relate, except where the failure to provide such billing as to any particular item is beyond Landlord's reasonable control (e.g., tax assessments that are late in arriving from the tax assessor), in which case such 24-month limit shall not be applicable.

4.4.2           Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant within sixty (60) days following the commencement of each Expense Year a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary (but not more often than two [2] times per Expense Year). Thereafter, Tenant shall pay, within thirty (30) days following Tenant's receipt of such Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts already paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time, but not more often than two [2] times per Expense Year), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5                Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1           Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant's equipment, furniture, trade fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

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4.5.2           If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed (the "Building Standard Amount"), then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above. To the extent Landlord enforces the terms of Section 4.5.2 against Tenant, Landlord shall not include in Tax Expenses any taxes assessed against other tenant improvements in space within the Building which may be occupied by tenants that are in excess of the Building Standard Amount.

4.5.3           Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6                Landlord's Books and Records. Within two hundred ten (210) days after receipt of a Statement by Tenant, if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and which accountant shall not be compensated on a contingency fee or similar basis related to the result of such audit), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times subject to Landlord's reasonable scheduling requirements, inspect Landlord's records at Landlord's offices; provided that Tenant is not then in Default under this Lease and Tenant has paid all amounts required to be paid under the applicable Statement; and further provided that such inspection must be completed within sixty (60) days after Landlord's records are made available to Tenant. Tenant agrees that any records of Landlord reviewed under this Section 4.6 shall constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant or Tenant's accountant. If, within thirty (30) days after such inspection, Tenant notifies Landlord in writing that Tenant still disputes such Direct Expenses included in the Statement, then a certification as to the proper amount shall be made, at Tenant's expense, by an independent certified public accountant mutually selected by Landlord and Tenant in their reasonable discretion, which certification shall be final and conclusive; provided, however, if the actual amount of Direct Expenses due for that Expense Year, as determined by such certification, is determined to have been overstated by more than five percent (5%), then Landlord shall pay the costs associated with such certification. Tenant's failure (i) to take exception to any Statement within two hundred ten (210) days after Tenant's receipt of such Statement or (ii) to timely complete its inspection of Landlord's records or (iii) to timely notify Landlord of any remaining dispute after such inspection shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement, which Statement shall be considered final and binding. Notwithstanding anything in this Section 4.6 to the contrary, Tenant may not inspect Landlord's records pursuant to this Section 4.6 more than once during each Expense Year.

4.7                Tenant's Payment of Certain Tax Expenses (Proposition 13 Protection). Notwithstanding anything to the contrary contained in this Lease, in the event that, at any time prior to or during the first (1st) Lease Year, any change in ownership of the Building is consummated, and as a result thereof, and to the extent that in connection therewith, the Building is reassessed (the "Reassessment") for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the terms of this Section 4.7 shall apply to such Reassessment of the Building. For purposes of this Section 4.7, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term.

4.7.1           The Tax Increase. For purposes of this Section 4.7, the term "Tax Increase" shall mean that portion of the Tax Expenses, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Tax Expenses, as calculated immediately following the Reassessment, which is attributable (i) to the initial assessment of the value of the Building, the "Base, Shell and Core," as that term is defined in Section 1 of the Tenant Work Letter, of the Building or the tenant improvements located in the Building, (ii) to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, (iii) to the annual inflationary increase of real estate taxes, but not in excess of two percent (2.0%) per annum, or (iv) to Tax Expenses calculated prior to the Reassessment without including any Proposition 8 reduction.

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4.7.2           Protection. During the first (1st) Lease Year, Tenant shall not be obligated to pay any portion of the Tax Increase.

4.7.3           Landlord's Right to Purchase the Proposition 13 Protection Amount Attributable to a Particular Reassessment. The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay during the Lease Term in connection with a particular Reassessment pursuant to the terms of this Section 4.7, shall be sometimes referred to hereinafter as a "Proposition 13 Protection Amount." If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section 4.7.3 shall apply to each such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the "Applicable Reassessment"), at any time during the Lease Term, by paying to Tenant an amount equal to the "Proposition 13 Purchase Price," as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, "Proposition 13 Purchase Price" shall mean the present value of the Proposition 13 Protection Amount remaining during the Lease Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the end of each Lease Year during which the portions of the Proposition 13 Protection Amount would have benefited Tenant, which rates shall be those in effect as of Landlord's exercise of its right to purchase, as set forth in this Section 4.7.3, plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 4.7.2 of this Lease shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant's Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant's Rent next due shall be increased by the amount of the overestimation.

ARTICLE 5

USE OF PREMISES

5.1                Permitted Use. Tenant shall be entitled to use the Premises solely for the Permitted Use and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion. The Permitted Use shall include, without limitation, filming, recording and editing of podcasts, webcasts, and other audio and video content and the transmission of that content by means other than a traditional television or radio transmission antenna. Subject to Tenant's compliance with the terms of Article 8 below, the Premises may include a soundproof studio to be used for such purposes.

5.2                Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; (vi) traditional communications firms such as radio and/or television stations (provided that this shall not limit the communications uses described in Section 5.1 above), or (vii) an executive suites subleasing business or operation. Tenant shall not allow occupancy density of use of the Premises which is greater than the average density of the other tenants of the Building. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, as the same may be amended by Landlord from time to time (subject to the limitations on those amendments contained in Exhibit D, attached hereto), or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Project, so long as any such covenants, conditions and restrictions executed after the date of this Lease do not materially and adversely affect Tenant's access to the Premises or use of the Premises for the Permitted Use or materially and unreasonably derogate from the rights of Tenant under this Lease.

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Tenant agrees that the Premises shall not be used for the use, growing, producing, processing, storing (short or long term), distributing, transporting, or selling of cannabis, cannabis derivatives, or any cannabis containing substances ("Cannabis"), or any office uses related to the same, nor shall Tenant permit, allow or suffer, any of Tenant's officers, employees, agents, servants, licensees, subtenants, concessionaires, contractors and invitees to bring any Cannabis onto the Premises, the Building or any portion of the Project. Without limiting the foregoing, the prohibitions in this paragraph shall apply to all Cannabis, whether such Cannabis is legal for any purpose whatsoever under state or federal law or both.

5.3                Hazardous Materials; Tenant. Except for ordinary and general office supplies typically used in the ordinary course of business within office buildings, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute "Hazardous Materials" as defined in this Lease), Tenant agrees not to cause or knowingly permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, "Tenant's Parties"), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant's Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord's partners, officers, directors, employees, agents, successors and assigns (collectively, "Landlord Indemnified Parties") from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project and which are caused or permitted by Tenant or any of Tenant's Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials at the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Lease Term, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant's Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord's mortgagee(s). As used in this Lease, the term "Hazardous Materials" shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the state in which the Building is located, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), and freon and other chlorofluorocarbons. The provisions of this Section 5.3 will survive the expiration or earlier termination of this Lease. Notwithstanding anything contained in this Section 5.3 to the contrary, Tenant shall have no obligation under this Lease arising from or related to Hazardous Materials, to the extent, if any, such Hazardous Materials were (i) located in or about the Premises, the Building, or the Project prior to the Early Access Period, and (ii) neither Tenant nor any of the Tenant Parties cause, contribute to or participate in, as the case may be, the handling, generation, storage, disposal or release of same.

5.4                Hazardous Materials; Landlord. Landlord represents and warrants to Tenant that, without independent investigation or inquiry whatsoever, it has no current, actual knowledge of the presence of Hazardous Materials in, on or at the Premises, Building or Project in excess of legally permissible levels as of the date of execution of this Lease. Subject to the limitations set forth in Section 29.13 of this Lease, Landlord agrees to indemnify and hold Tenant harmless from and against any and all liability, claims, damages, losses or causes of action whatsoever (except consequential damages, including, without limitation, lost profits) incurred by Tenant by reason of any unlawful Hazardous Materials on or in the Premises, the Building or the Project prior to Tenant's first entry into the Premises, or thereafter introduced in, on or at the Premises, the Building or the Project by Landlord or any Landlord Indemnified Parties.

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ARTICLE 6

SERVICES AND UTILITIES

6.1                Standard Tenant Services. Landlord (or Landlord's property manager) shall provide the following services on all days (unless otherwise stated below) during the Lease Term as part of Direct Expenses.

6.1.1           Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning ("HVAC") when necessary for normal (i.e., as regulated by OSHA) comfort for customary office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the "Building Hours"), except for the date of observation of New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other nationally recognized holidays observed by landlords of Comparable Buildings (collectively, the "Holidays"). Notwithstanding the foregoing, (a) Landlord shall not be required to furnish the Building with HVAC during Saturdays, unless requested by Tenant in writing prior to 4:00 P.M. on the immediately preceding business day, and (b) subject to the terms hereof, Tenant's use of HVAC during the period from 9:00 a.m. to 1:00 p.m. on Saturdays shall be free of charge if timely requested.

6.1.2           Landlord shall provide adequate electrical wiring and facilities for normal general office use and electricity at levels consistent with normal general office use, as reasonably determined by Landlord, provided that (i) the demand electrical load of the incidental use equipment does not exceed an average of four and one-half (4.5) watts per usable square foot of the Premises during the Building Hours, calculated on a monthly basis, and the electricity so furnished for incidental use equipment will be at two hundred seventy-seven (277) volts and no electrical circuit for the supply of such incidental use equipment (other than customary office equipment) will require a current capacity exceeding twenty (20) amperes, and (ii) the demand electrical load of Tenant's lighting fixtures does not exceed an average of one and one-half (1.5) watts per usable square foot of the Premises during the Building Hours, calculated on a monthly basis, and the electricity so furnished for Tenant’s lighting will be at two hundred seventy-seven (277) volts. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3           Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes and for any business office type kitchens in the Premises and the Common Areas.

6.1.4           Landlord shall provide janitorial services five (5) days a week (i.e., Sunday through Thursday) to the Premises and the Common Areas, except on the date of observation of the Holidays, and window washing services in a manner consistent with other Comparable Buildings in the vicinity of the Building.

6.1.5           Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, except on Holidays, and shall have one elevator available at all other times, except on the Holidays.

6.1.6           Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

Tenant shall reasonably cooperate fully with Landlord at all times and abide by all reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

Notwithstanding the foregoing, upon prior written request by Tenant, cleaning and janitorial services for the Premises, including regular removal of trash and debris, shall be performed and obtained, at Tenant's sole cost and expense, by or through Tenant or Tenant's janitorial contractors. The janitorial contractor and the contract for same must be approved in writing by Landlord in advance.

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6.2                Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use equipment or lighting which uses electricity in excess of that provided in Section 6.1.2 or which may materially affect the temperature otherwise maintained by the air conditioning system or materially increase the water normally furnished for the Premises by Landlord (or Landlord's property manager) pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord (or Landlord's property manager) shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord (or Landlord's property manager) upon billing by Landlord (or Landlord's property manager). Subject to the terms hereof, if Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord (or Landlord's property manager) pursuant to Section 6.1 of this Lease, or if Tenant shall install and/or operate in the Premises any equipment which shall have an electrical consumption greater than that of normal general office equipment, Tenant shall pay to Landlord (or Landlord's property manager), within thirty (30) days after billing, the actual cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption. Prior to installing any equipment to supply excess consumption as provided above in this Section 6.2, Landlord shall give Tenant thirty (30) days' prior written notice of Landlord's intention to install that equipment. If within ten (10) days after delivery of that notice Tenant provides Landlord with Tenant's written agreement to eliminate such excess consumption and Tenant actually eliminates that excess consumption later than the date Tenant provides that written agreement, Landlord agrees to forbear from installing that equipment so long as that excess consumption does not recur. In the event Landlord (or Landlord's property manager) reasonably believes that Tenant is consuming excess services, Landlord shall first notify Tenant in writing and shall give Tenant the opportunity to reduce the excess consumption. If such consumption is not reduced in a timely fashion in Landlord (or Landlord's property manager's) reasonable judgment, Landlord may, at Tenant's sole cost and expense, install devices to separately meter Tenant's use of such services. If it is determined that Tenant is consuming services in excess of those required to be provided hereunder, Tenant shall pay the cost of such excess consumption directly to Landlord (or Landlord's property manager), within thirty (30) days of billing, at the rates charged by the public utility company furnishing the same. Tenant's use of electricity shall never exceed the capacity (as Landlord is required to provide subject to and in accordance with the terms of Section 6.1.2 above) of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any electronic data processing equipment in the Premises, without the prior written consent of Landlord. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord (or Landlord's property manager) is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease ("After Hours HVAC"), Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant's desired use in order to supply such After Hours HVAC, and Landlord (or Landlord's property manager) shall supply such After Hours HVAC to Tenant on an hourly basis and (subject to a four (4) hour minimum for usage not immediately preceding or following Building Hours ) at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish (the "After Hours HVAC Rate"). Landlord and Tenant acknowledge that, as of the date of this Lease, the After Hours HVAC Rate is $75.00 per hour with a four (4)-hour minimum charge for usage not immediately preceding or following Building Hours. Hereafter, the After Hours HVAC Rate shall increase only to the extent Landlord reasonably determines that its actual cost of providing such After-Hours HVAC increases.

6.3                Interruption of Use. Tenant agrees that Landlord (or Landlord's property manager) shall not be liable for damages, by abatement of Rent (except as expressly provided in Section 19.7.2 below) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord (or Landlord's property manager) shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Landlord (or Landlord's property manager) may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord (or Landlord's property manager) to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable.

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6.4                Access. Subject to the terms of this Lease, Tenant shall have access to the Premises 24 hours per day, 7 days per week, 365 days per year.

6.5                Supplemental Access System. Subject to Tenant's compliance with the terms of this Section 6.5 and Article 8, and subject to Landlord's prior written approval of the plans and specifications therefor, Tenant shall have the right to install a security or access system ("Supplemental Access System") for the Premises only at Tenant's own expense, and with Landlord's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), provided that: (a) no structural changes to the Building shall be made; (b) Tenant shall supply Landlord with accessibility for emergency purposes and to the extent required for Landlord to perform its obligations under this Lease; (c) such Supplemental Access System shall not materially interfere with or adversely affect any existing security and/or access system serving the Building as of the date of installation of Tenant's Supplemental Access System; and (d) if any components of Tenant's Supplemental Access System are located outside of the Premises, Landlord's consent may be withheld in its sole and absolute discretion. Notwithstanding the terms of Article 8, Tenant shall not be required to remove the Supplemental Access System from the Premises upon expiration of the Lease Term. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys' fees and court costs arising out of any Supplemental Access System installed and maintained by Tenant at the Premises.

6.6                Security Service. As of the date hereof, Landlord provides driving roving guards for the Project during hours and on days reasonably determined by Landlord consistent with the practices of other landlords of Comparable Buildings ("Security Service"). Tenant acknowledges and agrees that: (i) Landlord does not provide separate security service for the Building, (ii) security personnel are not stationed at permanent positions within the Building or the Project, (iii) the Security Service does not constitute a covenant, warranty or promise that such services will be provided for the Project at all times, and is subject to change without notice, except as provided below, (iv) Tenant is responsible for conducting itself in a reasonable manner under all circumstances to avoid risk of injury to persons or damage to property, and (v) Tenant is responsible for securing and insuring its own personal property and for obtaining commercial general liability insurance for injury and/or death to persons and damage to property as provided in this Lease. Accordingly, Landlord shall not be liable to Tenant for any loss or damage, including the theft of Tenant's property, arising out of or in connection with the failure of the Security Service and/or any other security services. The Security Service and/or the termination thereof shall not in any way alter the respective rights, obligations or liabilities of Landlord and Tenant under this Lease. If the Security Service is discontinued, then Landlord agrees to continuously maintain security services for the Project materially consistent with the existing Security Service or security services provided to Comparable Buildings, as reasonably determined by Landlord. Subject to the immediately preceding sentence, Landlord shall have the right, at Landlord’s sole discretion, to increase, decrease, eliminate or otherwise modify the amount and/or type of any security services provided to the Project by Landlord. If Landlord elects to provide security to the Building, then Tenant expressly acknowledges that Landlord shall not be deemed to have warranted the efficiency of any security personnel, service, procedures or equipment and Landlord shall not be liable in any manner for the failure of any such security personnel, services, procedures or equipment to prevent or control, or apprehend anyone suspected of personal injury, property damage or any criminal conduct in, on or around the Building. The cost of any security services provided by Landlord for the benefit of the Building and/or the Project shall be included as a part of Operating Expenses.

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ARTICLE 7

REPAIRS

7.1                Tenant's Repairs. Subject to Section 7.2 and Article 24, Tenant shall, at Tenant's own expense, pursuant to the terms of this Lease, including without limitation Article 8 hereof, keep the interior nonstructural portions of the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, reasonable wear and tear and damage caused by casualty (which shall be governed by the terms of Article 11 below) excepted. In addition, subject to Section 7.2 below, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, pursuant to the terms of this Lease, including without limitation Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant, and (ii) damage by fire or other casualty (which shall be governed by the terms of Article 11 below); provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord (or Landlord's property manager) may, but need not, make such repairs and replacements, and Tenant shall pay Landlord (or Landlord's property manager) the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord (or Landlord's property manager's) for all overhead, general conditions, fees and other costs or expenses arising from Landlord's (or Landlord's property manager) involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, upon reasonable prior notice, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.

7.2                Landlord's Repairs. Landlord shall at all times during the Lease Term maintain in good condition and operating order the structural portions of the Building, including, without limitation, the foundation, floor slabs, ceilings, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), elevator cabs, stairs (except internal stairways installed in the Premises), escalators, public men's and women's restrooms, Building mechanical, electrical, telephone and janitorial closets, and all Common Areas (collectively, the "Building Structure"), and the base Building mechanical, electrical, life safety, plumbing, sprinkler and HVAC systems which were not installed by the Tenant Parties, are not exclusively located in the Premises and do not exclusively service the Premises (collectively, the "Building Systems"). Except as specifically set forth in this Lease to the contrary, Tenant shall not be required to repair the Building Structure and/or the Building Systems except to the extent required because of Tenant's use of the Premises for other than normal and customary business office operations. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.3                Tenant's Self-Help Rights. Notwithstanding the provisions of Section 7.1, above, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance required on any floor of the Building on which the Premises are located, including repairs to the Building Structure and/or Building System located on such floors, which event or circumstance with respect to the Building Structure or Building System materially or adversely affects the conduct of Tenant's business from the Premises, and if Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such written notice, but in any event not later than thirty (30) days after receipt of such written notice, then Tenant may proceed to take the required action upon delivery of an additional five (5) days' prior written notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such five (5) day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's reasonable costs and expenses in taking such action; provided, however, in cases of emergency involving imminent threat of serious injury or damage to persons or property within the Premises (collectively, "Emergency Repairs"), Landlord shall have only one (1) business day after receipt of such notice or such later period of time as is reasonably necessary to commence such corrective action. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for similar work unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Promptly following completion of any work taken by Tenant pursuant to the terms of this Section 7.3, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall have the right to deduct the amount set forth in such invoice from Rent payable by Tenant under this Lease, which right shall be Tenant's sole remedy in such instance. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent, but rather, as Tenant's sole remedy, Tenant may proceed to institute arbitration pursuant to Section 7.4 below to determine and collect the amount, if any, of such reimbursement. In the event Tenant prevails in such arbitration and receives a monetary arbitration award against Landlord, then Landlord shall pay such arbitration award to Tenant within thirty (30) days of date such arbitration award is issued. If such arbitration award is not so paid, then, notwithstanding any contrary provision of this Lease, Tenant shall be entitled to offset against the Rent payable under this Lease the amount of such monetary arbitration award together with interest which shall have accrued on such monetary arbitration award during the period from and after the day after the date such monetary arbitration award was issued through and including the date that Tenant offsets against the Rent the amount of such monetary arbitration award, at the Interest Rate (provided any such offset shall not exceed 75% of the Base Rent due under this Lease in any calendar month).

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7.4                Certain Arbitration. In the event that under Section 7.3 or 19.6, Landlord and Tenant are to arbitrate a dispute, such dispute shall be resolved by expedited binding arbitration before a retired judge in the State of California under the auspices of JAMS (or any successor to such organization, or if there is no such successor, then to a comparable organization mutually agreed upon by Landlord and Tenant) in Costa Mesa, California, according to the then rules of commercial arbitration of such organization. JAMS shall be instructed to complete the arbitration within thirty (30) days.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1                Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant may make strictly cosmetic, non-structural alterations, additions or improvements to the interior of the Premises (collectively, the "Cosmetic Alterations") without Landlord's consent, provided that: (A) Tenant delivers to Landlord written notice of such Cosmetic Alterations at least twenty (20) days prior to the commencement thereof; (B) the aggregate cost of all such Cosmetic Alterations during any twelve (12) consecutive month period does not exceed Fifty Thousand Dollars ($50,000.00); (C) such Cosmetic Alterations shall be performed by or on behalf of Tenant in compliance with the other provisions of this Article 8; (D) such Cosmetic Alterations do not require the issuance of a building permit or other governmental approval; (E) such Cosmetic Alterations do not affect the Building Structure and/or the Building Systems; and (F) such Cosmetic Alterations are not visible from the exterior of the Premises or the Building. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2                Manner of Construction. Landlord may impose, at the time of, and as a condition of, its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and the requirement that all Alterations conform in terms of quality and style to the Building's standards established by Landlord or the then-existing Tenant Improvements. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord's rules and regulations concerning such hazardous materials or substances. Landlord's approval of the plans, specifications and working drawings for Tenant's Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of Irvine, all in conformance with Landlord's construction rules and regulations and the plans and specifications previously approved by Landlord. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord (or Landlord's property manager) shall, at Tenant's expense, make such changes to the Base Building. The "Base Building" shall mean the Building Structure and the Building Systems. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas and in that respect, Landlord shall have the right, in connection with the construction of any Alterations and/or any tenant improvements constructed in the Premises pursuant to the terms of the Tenant Work Letter, to require that all subcontractors, laborers, materialmen, and suppliers retained directly by Tenant and/or Landlord (unless Landlord elects otherwise) be union labor in compliance with the then existing master labor agreements. (As of the date of this Lease, only carpentry work requires union labor.) Notwithstanding the foregoing, Landlord agrees that Tenant shall not be obligated to use union contractors for furniture installation and Landlord agrees to cooperate with Tenant in addressing any issues with the carpenters union arising out of Tenant's use of non-union furniture installers. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Orange in accordance with Section 8182 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and timely give all notices required pursuant to Section 8190 of the California Civil Code or any successor statute (failing which, Landlord may itself execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant's agent for such purpose), and Tenant shall deliver to the Project management office a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

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8.3                Payment for Improvements. If payment is made directly to contractors, Tenant shall comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors. Tenant shall pay for all overhead, general contractors, fees and other costs and expenses `of the Alterations, and shall pay to Landlord a Landlord supervision fee of three percent (3%) of the "hard costs" of the Alterations.

8.4                Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount reasonably approved by Landlord (not to exceed the amount of coverage typically required by landlords of Comparable Buildings) covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, with respect to the Alterations which (i) are performed by any Transferee of Tenant which is other than a Permitted Transferee pursuant to Section 14.6 below, and (ii) projected to cost in excess of $50,000.00, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5                Landlord's Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any tenant improvement allowance funds provided to Tenant by Landlord (including the Tenant Improvement Allowance provided by Landlord to Tenant pursuant to the Tenant Work Letter), provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a reasonable condition, reasonable wear and tear excepted. Notwithstanding the foregoing, all of Tenant's personal property, including moveable furniture, trade fixtures, and equipment not attached to the Building or the Premises, may be removed by Tenant any time during the Lease Term, so long as Tenant repairs any damage to the Premises resulting from such removal. Except as otherwise provided in this Lease, Tenant shall not be obligated to restore the Premises (or any expansion of the Premises), in any way, at the expiration of the Lease Term. In addition, Tenant shall not be obligated to remove any IT/data cabling, signage, telecommunication (provided any recording studio improvements exceeding the size of the recording studio improvements indicated on the space plan attached hereto as Exhibit A shall be removed by Tenant prior to the expiration or earlier termination of the Lease Tern at Landlord's sole election) or security system upon surrendering the Premises or any expansion of the Premises to Landlord. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant (other than by Landlord or Landlord's contractors), and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within thirty (30) days following written demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.

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ARTICLE 10

INSURANCE

10.1            Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, and employees (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by the gross negligence or willful misconduct of the Landlord Parties (subject to the provisions of Section 10.5, below). Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises, any violation of any of the requirements, ordinances, statutes, regulations or other laws, including, without limitation, any environmental laws, any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person (collectively, "Tenant Parties"), in, on or about the Project or any breach of the terms of this Lease by Tenant, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of the Landlord Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers', accountants' and attorneys' fees. Landlord shall indemnify, defend, protect, and hold harmless Tenant and the Tenant Parties from any and all claims, loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) arising from the negligence or willful misconduct of any of the Landlord Parties in, on or about the Project, provided that the foregoing defense and indemnity provision shall not apply to the negligence or willful misconduct of the Tenant Parties. Notwithstanding anything to the contrary set forth in this Lease, either party's agreement to indemnify the other party as set forth in this Section 10.1 shall be ineffective to the extent the matters for which such party agreed to indemnify the other party are covered by insurance required to be carried by the non-indemnifying party pursuant to this Lease. Further, Tenant's agreement to indemnify Landlord and Landlord's agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant or Landlord pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to the parties' respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2            Tenant's Compliance with Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply with all customary insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3            Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1           Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$3,000,000 each occurrence $3,000,000 annual aggregate
Personal Injury Liability	$3,000,000 each occurrence $3,000,000 annual aggregate 0% Insured's participation

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10.3.2           Special Form (Causes of Loss) Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the "Tenant Improvements," as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all Alterations. Such insurance shall be for the full replacement cost (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3           Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4            Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, Landlord's lender, and any other party the Landlord so specifies, as an additional insured, including Landlord's managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-:VIII in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; provided, any lapse in coverage shall be deemed self-insured by Tenant and Landlord shall have the immediate right to procure replacement coverage at Tenant's cost. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor. Notwithstanding anything to the contrary herein, Tenant shall be permitted to carry the insurance required by Sections 10.3.1 and 10.3.2, above, under a "blanket" policy which also covers other locations of Tenant's business operations, provided that the coverage afforded by reason of the use of such "blanket" policy shall not be reduced or diminished from the amounts set forth hereinabove, and further provided that such "blanket" policy allocates an appropriate replacement amount to cover the cost of the Tenant Improvements and the Original Improvements.

10.5            Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such loss is the result of a risk insurable under policies of property damage insurance. Notwithstanding anything to the contrary in this Lease, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6            Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be in excess of that required by landlords of Comparable Buildings. Further, in no event may Landlord increase the amounts of the insurance required to be carried by Tenant hereunder more than once in any 5-year period during the initial Lease Term and each Option Term.

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ARTICLE 11

DAMAGE AND DESTRUCTION

11.1            Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the "Landlord Repair Notice") to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage (and further provided that, in the event such insurance proceeds are inadequate to fully restore the Premises to its original condition, Tenant shall have the right to request, subject to Landlord's reasonable approval, that the Premises be restored to a lesser condition, but in no event less than a Building standard condition). In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, and in the event that this Lease does not terminate pursuant to Section 11.2, below, or for any other reason, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to at least the condition which existed prior to the applicable casualty (provided Tenant shall have the right to request, subject to Landlord's reasonable approval, that the Premises be restored to a lesser condition, but in no event less than a Building standard condition). Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, and provided that this Lease does not terminate pursuant to Section 11.2, below, or for any other reason, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the Permitted Use, and not occupied by Tenant as a result thereof. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

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11.2            Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, provided that Landlord terminates the leases of all other tenants of the Building whose premises are similarly affected (to the extent that Landlord retains such right pursuant to the terms of the applicable leases), and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage (A) is not fully covered by Landlord's insurance policies and (B) the cost of repairing such uninsured or underinsured damage, including deductibles, exceeds the Threshold Amount (as defined below); or (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; or (v) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if such fire or other casualty shall have damaged the Premises or a portion thereof or Common Areas necessary to Tenant's occupancy and as a result of such damage the Premises are unfit for occupancy, and provided that Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and either (a) the repairs cannot, in the reasonable opinion of Landlord's contractor, be completed within one hundred eighty (180) days after being commenced, or (b) the damage occurs during the last twelve months of the Lease Term and will reasonably require in excess of sixty (60) days to repair, Tenant may elect, no earlier than ten (10) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In addition, if neither Landlord nor Tenant elect to terminate the Lease as set forth herein, and the repairs to be made by Landlord have not been substantially completed within one hundred eighty (180) days after being commenced or such longer period as Landlord's contractor had estimated would be required to complete such repairs (subject to extension for delays caused by Force Majeure and delays caused by Tenant), then Tenant shall have the right, within five (5) business days after the end of such period, and thereafter during the first five (5) business days of each calendar month following the end of such period until such time as such repairs are substantially completed, to terminate this Lease by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (the "Damage Termination Date"), which Damage Termination Date shall not be less than five (5) business days following the end of such period or each such month, as the case may be. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the delivery by Tenant of the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord's receipt of the Damage Termination Notice, a certificate of Landlord's contractor responsible for the repair of the damage certifying that it is such contractor's good faith judgment that the repairs to be made by Landlord shall be substantially completed within thirty (30) days after delivery by Tenant of the Damage Termination Notice. If such repairs shall be substantially completed prior to the expiration of such thirty (30) day period, then the Damage Termination Notice shall be of no force or effect, but if such repairs are not substantially completed within such thirty (30) day period, then this Lease shall terminate upon the expiration of such thirty (30) day period. As used herein, the "Threshold Amount" shall mean Two Hundred Fifty Thousand Dollars ($250,000).

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11.3            Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If (i) more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or (ii) access to and/or the use of the Premises is substantially impaired as a result of such taking, or (iii) more than twenty-five percent (25%) of Tenant's parking privileges set forth in Section 9 of the Summary are taken and Landlord does not provide alternative parking to replace such parking privileges within a reasonable walking distance of the Project, in each case of (i), (ii) or (iii) for a period in excess of one hundred eighty (180) days, then Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

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ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1            Transfers. Except as otherwise specifically provided or permitted in this Article 14, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the Transfer Premium (as is defined in Section 14.3 below), in connection with such Transfer, the name and address of the proposed Transferee, and an executed copy of all documentation effectuating the proposed Transfer, including all operative documents to evidence such Transfer and all agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard Transfer consent documents in connection with the documentation of such Transfer, and provided further that the terms of the proposed Transfer shall provide that such proposed Transferee shall not be permitted to further assign or sublease its interest in the Subject Space and/or Lease without Landlord's prior consent as provided in this Article 14, (iv) current financial statements of the proposed Transferee, which statements, to the extent not publicly available, shall be certified by an officer, partner or owner thereof, business credit and business references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant stating the information set forth in items (a) through (d) in Article 17 below. Any Transfer made without Landlord's prior written consent (if required under this Article 14) shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's (or Landlord's property manager's) review and processing fees (which currently equal $500.00 for each proposed Transfer), as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord (or Landlord's property manager), within thirty (30) days after written request by Landlord in an amount not to exceed $2,500.00 for each request.

14.2            Landlord's Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Landlord shall respond to the Transfer Notice within ten (10) days of Landlord's receipt thereof and, if Landlord fails to respond within such ten (10) day period, Landlord shall be deemed to have disapproved the Transfer that is the subject of the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1               The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2               The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3               The Transferee is either a governmental agency or instrumentality thereof;

14.2.4               [intentionally omitted];

14.2.5               The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.6               The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.7               [intentionally omitted];

14.2.8               Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord (which for purposes of this item (ii) and (iii), below, shall be evidenced by the transmittal of one or more letters of intent, draft proposals or lease documents by such Transferee to Landlord or Landlord to such Transferee) to lease space in the Project at such time, or (iii) has negotiated with Landlord during the three (3)-month period immediately preceding the Transfer Notice to lease space in the Project, provided that in either (i) or (ii) above, Landlord has space in the Building available for lease of a size reasonably consistent with the proposed Transferee's square footage requirements;

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14.2.9               [intentionally omitted]; or

14.2.10            The portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and/or egress.

Notwithstanding anything to the contrary contained herein, in no event shall Tenant enter into any Transfer for the possession, use, occupancy or utilization (collectively, "use") of the part of the Premises which (i) provides for a rental or other payment for such use based in whole or in part on the income or profits derived by any person from the Premises (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and Tenant agrees that all Transfers of any part of the Premises shall provide that the person having an interest in the use of the Premises shall not enter into any lease or sublease which provides for a rental or other payment for such use based in whole or in part on the income or profits derived by any person from the Premises (other than an amount based on a fixed percentage or percentages of gross receipts of sales), or (ii) would cause any portion of the amounts payable to Landlord hereunder to not constitute "rents from real property" within the meaning of Section 512(b)(3) of the Internal Revenue Code of 1986, and any such purported Transfer shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

In the calculations of the Rent paid during each annual period for the Subject Space shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all reasonable leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Subject Space, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, Tenant hereby waives any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3            Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee in any particular calendar month, which amount shall be paid to Landlord immediately following Tenant's receipt of the same. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable out-of-pocket expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer; (ii) any third party brokerage commissions in connection with the Transfer; (iii) legal fees reasonably incurred in connection with the Transfer; (iv) the gross revenue as to the transferred space paid to Landlord by Tenant for all days the transferred space was vacated beginning from the date which is the later of (a) the date Tenant contracts with a reputable broker to market the transferred space and (b) the date that Tenant first vacated the transferred space until the date the assignee or sublessee was to pay rent; and (v) any other "out-of-pocket" monetary concessions (including, but not limited to, free rent, improvement allowances, remodeling or decorating costs), costs and expenses reasonably incurred in connection with the Transfer (collectively, the "Subleasing Costs"); provided, however, that if, at the time of any such sublease or assignment, Landlord determines that the foregoing "Transfer Premium" formula may result in the receipt by Landlord of amounts that the Landlord may not be permitted to receive pursuant to any requirements, obligation or understanding applicable to Landlord, the parties agree to enter into an amendment to this Lease which revises the "Transfer Premium" formula in a manner that (x) is mutually agreed to by the parties and (y) does not result in any material increase in the expected costs or benefits to either party under this Section 14.3. "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer; provided, however, that if, at the time of any such sublease or assignment, Landlord determines that Landlord's receipt of the foregoing amounts may result in the receipt by Landlord of amounts that the Landlord may not be permitted to receive pursuant to any requirements, obligation or understanding applicable to Landlord, the parties agree to enter into an amendment to this Lease which revises such amounts in a manner that (x) is mutually agreed to by the parties and (y) does not result in any material increase in the expected costs or benefits to either party under this Section 14.3.

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14.4            Intentionally Omitted.

14.5            Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. In no event shall any Transferee assign, sublease or otherwise encumber its interest in this Lease or further sublet any portion of the Subject Space, or otherwise suffer or permit any portion of the Subject Space to be used or occupied by others without Landlord's prior consent as provided in this Article 14. Landlord or its authorized representatives shall have the right at all reasonable times and upon reasonable prior notice to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord's costs of such audit.

14.6            Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7            Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment of Tenant's interest in this Lease, or a subletting or other occupancy agreement for use of all or a portion of the Premises, to an affiliate of Tenant (i.e., an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of Tenant's interest in this Lease to an entity which acquires all or substantially all of the assets of Tenant or of a particular business unit of Tenant, or (iii) an assignment of Tenant's interest in this Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer under this Article 14 (any such assignment or subletting described in items (i) through (iii) of this Section 14.7 hereinafter referred to as a "Permitted Non-Transfer" and any such assignee or sublessee pursuant to a Permitted Non-Transfer hereinafter referred to as a "Permitted Non-Transferee"), provided that (A) Tenant notifies Landlord of any such Permitted Non-Transfer and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Permitted Non-Transfer or such Permitted Non-Transferee, (B) such Permitted Non-Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, and (C) except with respect to a sublease to, or other occupancy agreement with, an affiliate of Tenant, such Permitted Non-Transferee shall have a tangible net worth (not including good will as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to fifty percent (50%) of the Net Worth of Tenant immediately prior to such Permitted Non-Transfer. An assignee of Original Tenant's entire interest in this Lease which assignee is a Permitted Non-Transferee may also be referred to herein as a "Non-Transferee Assignee." As used in this Section 14.7, "control" shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. Notwithstanding the foregoing, to the extent that the Transfer is of a type described in this Section 14.7, the terms and conditions of Section 14.3 shall not apply with respect thereto. Notwithstanding anything to the contrary in this Lease, none of the following shall constitute a "Transfer" under this Lease or in any way require the consent of Landlord: (a) to the extent Tenant is a publicly traded corporation, the sale of stock of Tenant through an exchange or over the counter, (b) the transfer of any ownership or other interest in any entity holding an interest in Tenant, and (c) the Merger (as defined below).

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14.8            Occurrence of Default. Each Transfer and each Permitted Non-Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any such Transfer, or Permitted Non-Transfer, as the case may be, Landlord shall have the right to: (i) treat such Transfer or Permitted Non-Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee or Permitted Non-Transferee attorn to and recognize Landlord as its landlord under any such Transfer or Permitted Non-Transfer. If Tenant shall be in Default under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee or Permitted Non-Transferee, as the case may be, to make all payments under or in connection with such Transfer or Permitted Non-Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee or Permitted Non-Transferee, as the case may be, shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment of Tenant's interest in this Lease (whether pursuant to a Transfer or a Permitted Non-Transfer, as the case may be), the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee or Permitted Non-Transferee, as the case may be, shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or Permitted Non-Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee or Permitted Non-Transferee, as the case may be, be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.9            Permitted Subleases. Notwithstanding anything to the contrary in this Article 14 above, Tenant may elect to sublet or license of individual offices in the Premises to any party(ies) with a business relationship with Tenant (e.g., independent contractors and consultants performing services on behalf of Tenant) (hereinafter, "Permitted Subtenants") without Landlord's consent, provided that: (i) Landlord receives at least 20-days prior written notice of any such sublease or occupancy; (ii) the aggregate amount of space subject to sublease or such occupancy, or both, pursuant to this Section 14.9 at any time does not exceed a total of fifteen percent (15%) of the total rentable square feet in the Premises; (iii) the space so subleased or occupied is not separately demised from the balance of the Premises (i.e., separated from the balance of the Premises by a wall or other constructed device and having separate entrances to the common areas; (iv) all rights of the subtenant or occupant shall be strictly personal to the named subtenant or occupant and the subtenant or occupant shall have no right to assign, sublease, permit any other person or entity to occupy, or in any other manner to transfer all or any portion of the subtenant's or occupant's rights under the sublease agreement or occupancy agreement or with respect to the subleased or occupied space; (v) Landlord receives a fully executed copy of the sublease or occupancy agreement between Tenant and each such subtenant or occupant prior to the beginning of the term of the sublease or occupancy; and (vi) at Landlord's sole option, each such subtenant and occupant executes Landlord's standard waiver and indemnity form for space sharing arrangements.

14.10         Affiliate Occupants. Notwithstanding any contrary provision of this Article 14, Tenant shall have the right without the payment of a Transfer Premium and without the receipt of Landlord's consent, to permit the occupancy of the Premises by individuals who are employees or officers of affiliates of Tenant (collectively, "Affiliate Occupants") on and subject to the following conditions: (i) such individuals shall not be permitted to occupy a separately demised portion of the Premises which contains an entrance to such portion of the Premises other than the primary entrance to the Premises nor shall any such individuals be permitted identification signage; (ii) all such individuals shall be of a character and reputation consistent with the quality of the then existing tenants of the Project; (iii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14, and (iv) Tenant shall receive no rent payment or other consideration in connection with such occupancy in respect of such space other than nominal rent payments (in no event greater per rentable square foot than the Base Rent and Additional Rent payable under this Lease per rentable square foot) or other consideration for actual services rendered or provided by or for such Affiliate Occupant. Upon Landlord's request, Tenant shall promptly supply Landlord with such documents or information regarding any such individuals as may be reasonably necessary to confirm such individuals' occupancy conforms with the requirements of this Section 14.10. Any occupancy permitted under this Section 14.10 shall not be deemed a Transfer under this Article 14 and shall not require Landlord's consent. Tenant shall cause each of the Affiliate Occupants to comply with the provisions of this Lease, and each Affiliate Occupant shall be deemed licensees of Tenant for purposes of Tenant’s obligations under Section 10.1. No use or occupancy of any portion of the Premises by an Affiliate Occupant shall release or excuse Tenant from any obligation hereunder or create a landlord/tenant relationship between Landlord and such Affiliate Occupant.

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ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

15.1            Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2            Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Landlord and Tenant hereby acknowledge and agree that except as specifically provided herein, Tenant's rights and obligations regarding the removal of tenant improvements and Alterations in the Premises shall be governed by the terms of Article 8 of this Lease. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal; provided, however, Tenant shall not be required to remove any computer and telecommunications cabling installed with Landlord's prior written consent. Notwithstanding anything contained in this Lease to the contrary, upon the expiration or earlier termination of this Lease, Tenant may leave floor and wall coverings in their existing "as-is" condition and shall have no obligation to repaint, install new floor coverings or to patch wall or floor penetrations (other than penetrations for internal stairwells or raised floors).

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to (i) for the first month of holdover, 125% of the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) after such one-month period, 150% of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. For purposes of this Article 16, a holding over shall include Tenant’s remaining in the Premises after the expiration or earlier termination of the Lease Term, as required pursuant to the terms of this Lease or the Tenant Work Letter, to remove any Alterations or Above Building Standard Tenant Improvements located within the Premises and replace the same with Building Standard Tenant Improvements. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises to Landlord within thirty (30) days following the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

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ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord or Tenant, Tenant or Landlord, as applicable, shall execute and deliver to the requesting party an estoppel certificate stating (a) that this Lease is unmodified and is in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications), (b) the dates to which Rent and other sums payable hereunder have been paid, (c) either that, to the knowledge of the party providing the estoppel, no default exists hereunder or, specifying each such default of which such party providing the estoppel has knowledge and (d) any other information reasonably requested by Landlord or Landlord's current or prospective mortgagee or Tenant, as applicable. Any such certificate may be relied upon by any current or prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant, and to the extent applicable, any guarantor(s), to provide Landlord with a current audited financial statement and audited financial statements of the two (2) years prior to the current financial statement year. Such statements shall be delivered by Tenant and such guarantor(s) to Landlord within fifteen (15) days after Landlord's written request therefor and be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant or such guarantor(s), shall be audited by an independent certified public accountant with copies of the auditor's statement, reflecting Tenant's or such guarantor(s)', as applicable, then-current financial condition in such form and detail as Landlord may reasonably request. The failure of Tenant, Landlord or any such guarantor(s) to timely execute, acknowledge and deliver such estoppel certificate or other instruments, shall, if such failure is not cured within three (3) business days after receipt of an additional written notice from the other party constitute an acceptance of the Premises and an acknowledgment by the failing party statements included in the estoppel certificate submitted to the failing party are true and correct, without exception. Notwithstanding the foregoing, Tenant and any guarantor that is publicly traded and as to which financial statements are publicly available, shall not be obligated to deliver financial statements to Landlord.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances (each, a "Mortgagor"), or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Notwithstanding any contrary provision of this Article 18, a condition precedent to the subordination of this Lease to any future mortgage, deed of trust or ground or underlying lease is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement ("SNDA") from the Mortgagor under such future instrument based on such Mortgagor's form of SNDA. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. As a condition precedent to such subordination as to future mortgages, trust deeds or other encumbrances or ground or underlying leases, Landlord shall use its commercially reasonable efforts to obtain a non-disturbance agreement on such party's form of non-disturbance agreement ("NDA") from any future lienholder or ground lessor, which agreement shall provide that so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease, Tenant's use and possession of the Premises shall not be disturbed in the event of a foreclosure under any mortgage, deed of trust or other lien to which this Lease is hereafter subordinate; provided, however, if Landlord is unable to obtain such an agreement after the exercise of reasonable efforts, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant as a result thereof. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases, provided such instruments or assurances are in commercially reasonable form. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Prior to the date Landlord delivers possession of the Premises to Tenant, Landlord shall use its commercially reasonable efforts to obtain an NDA from any Mortgagor under any current mortgage encumbering the Project, on such Mortgagor's standard form of NDA and at Tenant's sole cost and expense. If Landlord is unable to obtain such NDA from such current Mortgagor after the exercise of Landlord's commercially reasonable efforts, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant as a result thereof.

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ARTICLE 19

DEFAULTS; REMEDIES

19.1            Events of Default. The occurrence of any of the following shall constitute a default of this Lease ("Default") by Tenant:

19.1.1       Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days following written notice from Landlord that said amount was not paid when due; or

19.1.2           Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3           The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; or

19.1.4           Tenant's failure to comply with the terms of the Development CC&R's; or

19.1.5           To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.6           Tenant's failure to occupy the Premises for business operations for more than thirty (30) consecutive days at any time during the Lease Term (or any applicable Option Term) while Tenant is in Default with respect to payment of Rent.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2            Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1           Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)                   The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

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(ii)                 The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)                The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)               Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant (whether performed by Landlord or Landlord's property manager), whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)                 At Landlord's election, such other amounts in addition to (but to the extent not duplicative of) or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2           Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3           Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3            Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier's or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.4            Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

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19.5            Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.6            Tenant's Rights to Offset. Notwithstanding anything to the contrary contained herein, in the event that any of the real estate brokerage commissions, the Tenant Improvement Allowance or the Space Planning Allowance required to be paid by Landlord in accordance with the terms of this Lease are not paid within thirty (30) days after the date such payment is due (provided that all applicable conditions for the payment of any such amounts set forth herein or in any separate agreement entered into by Landlord with respect to the payment of brokerage commissions in connection with this Lease (the "Commission Agreement") have been fully satisfied, including, but not limited to, the expiration of any time period set forth herein or in the Commission Agreement for Landlord to pay any such amounts), Tenant shall have the right, following thirty (30) days' additional written notice to Landlord with a copy to any Mortgagee (the "Offset Notice"), to (i) pay the outstanding brokerage commissions directly, in which event such amounts shall be credited against the next payments of Base Rent, on a monthly basis, until such amounts are fully exhausted (provided any such offset shall not exceed 75% of the Base Rent due under this Lease in any calendar month), and (ii) with respect to any unpaid portion of Tenant Improvement Allowance and/or Space Planning Allowance owing to Tenant, offset such amounts against the next payments of Base Rent, on a monthly basis, until such amounts are fully exhausted (provided any such offset shall not exceed 75% of the Base Rent due under this Lease in any calendar month); provided, however, that Landlord shall have the right, in good faith, to notify Tenant in writing within thirty (30) days following Landlord's receipt of Tenant's notice that the amounts described in Tenant's notice have been previously paid by Landlord and/or Landlord is not obligated to pay such amounts, and upon Tenant's receipt of such notice from Landlord, Tenant shall not be entitled to offset such amount against Base Rent, but rather, as Tenant's sole remedy, Tenant may proceed to institute arbitration pursuant to Section 7.4 above to determine and collect such amount Landlord asserts that Landlord is not obligated to pay. In the event Tenant prevails in such arbitration and receives a monetary arbitration award against Landlord, then Landlord shall pay such arbitration award to Tenant within thirty (30) days of date such arbitration award is issued. If such arbitration award is not so paid, then, notwithstanding any contrary provision of this Lease, Tenant shall be entitled to offset against the Rent payable under this Lease the amount of such monetary arbitration award together with interest which shall have accrued on such monetary arbitration award during the period from and after the day after the date such monetary arbitration award was issued through and including the date that Tenant offsets against the Rent the amount of such monetary arbitration award, at the Interest Rate (provided any such offset shall not exceed 75% of the Base Rent due under this Lease in any calendar month). The Offset Notice shall include the following language in bold, 12 point font: "YOUR FAILURE TO PAY THESE PAST DUE AMOUNTS WITHIN THIRTY (30) DAYS AFTER THE DATE HEREOF MAY ENTITLE TENANT TO EXERCISE ITS RIGHTS TO OFFSET SUCH PAST DUE AMOUNTS AGAINST UP TO 75% OF TENANT'S BASE RENT, AS PROVIDED UNDER SECTION 19.6 OF THE LEASE."

19.7            Default by Landlord.

19.7.1           General. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

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19.7.2           Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant's use of the Premises, or (ii) any failure to provide services, utilities or access to the Premises as required by this Lease (either such set of circumstances as set forth in items (i) or (ii), above, to be known as an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord's receipt of any such notice (the "Eligibility Period"), then the Base Rent, Tenant's Share of Direct Expenses, and Tenant's obligation to pay for parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant's business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant's Share of Direct Expenses for the entire Premises and Tenant's obligation to pay for parking shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Base Rent and Tenant's Share of Direct Expenses shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 19.7.2 or in Article 11 or Article 13, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

19.8            Limitation on Consequential Damages. Notwithstanding anything to the contrary contained in this Article 19 or any other provisions of this Lease, nothing in this Lease shall impose any obligation on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 7 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease; provided, if Tenant fails to timely exercise the Reduction Option pursuant to Section 1.5 of this Lease, Tenant shall, without necessity of notice or request from Landlord, deposit with Landlord an additional Security Deposit in the amount of $115,903.05 within fifteen (15) days after the last day to exercise such Reduction Option, such that the total amount of Security Deposit under this Lease shall be $195,403.05. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

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ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1            Full Floors. Subject to Landlord's prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2            Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant's identifying signage shall be provided by Landlord, at Tenant's cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's Building standard signage program.

23.3            Building Directory. Tenant shall be entitled, at no charge, to one line on the Building directory to display Tenant's name and location in the Building. The location, quality, design, style, and size of such signage shall be consistent with the Landlord's Building standard signage program. Any changes to Tenant's directory signage after the initial placement of the same shall be at Tenant's sole cost and expense.

23.4            Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas, except for Tenant's Exterior Signage (as defined in Section 23.5 below). Any other signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.5            Exterior Signage. Effective as of the Lease Commencement Date, Tenant shall have the right to install its name , as the same may change from time to time (provided such name is not an Objectionable Name [as defined below]) (a) on one (1) panel on one (1) side of the non-exclusive monument sign located along Von Karman Avenue (the "Monument Signage"), and (b) on one (1) Building eyebrow location (the "Building Eyebrow Signage") (the Monument Signage and Building Eyebrow Signage are individually and collectively referred to herein as the "Exterior Signage"). "Objectionable Name" shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building, or which would otherwise reasonably offend landlords of comparable buildings in the vicinity of the Building or is in violation of sign rights previously granted to other tenants of the Building and/or the Project. Landlord shall designate the position of Tenant's panel on the monument sign (and upon which monument sign Tenant's panel shall be located) and the location of Tenant's Building Eyebrow Signage. Notwithstanding the foregoing, Tenant shall not be entitled to install the Exterior Signage if Tenant is in Default at the time of the proposed installation. Furthermore, Tenant's right to install the Exterior Signage is expressly subject to and contingent upon Tenant receiving the approval and consent to the Exterior Signage (including the construction of the monument sign upon which Tenant's panel shall be located) from the City of Irvine, California, its architectural review board, any other applicable governmental or quasi-governmental governmental agency and any architectural review committee under the covenants, conditions and restrictions recorded against the Project. Tenant, at its sole cost and expense, shall obtain all other necessary building permits, zoning, regulatory and other approvals in connection with the Exterior Signage. All costs of approval, consent, design, installation, supervision of installation, wiring, maintaining, operating and repairing the Exterior Signage will be at Tenant's sole cost and expense. Tenant shall submit to Landlord reasonably detailed drawings of its proposed Exterior Signage, including without limitation, the size, material, shape, location, coloring and lettering for review and approval by Landlord. The Exterior Signage shall be subject to (i) Landlord’s prior review and written approval thereof, which shall not be unreasonably withheld, conditioned or delayed, and (ii) the terms, conditions and restrictions of any recorded covenants, conditions and restrictions encumbering the Project and/or the Building and shall conform to the Building sign criteria and Project sign criteria, if any, and the other reasonable standards of design and motif established by Landlord for the exterior of the Building and/or the Project. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs associated with Landlord's review and supervision as hereinbefore provided including, but not limited to, engineers and other professional consultants. Tenant will be solely responsible for any damage to the Exterior Signage and any damage that the installation, maintenance, repair or removal thereof may cause to the Building or the Project. Tenant agrees upon the expiration date or sooner termination of this Lease, upon Landlord's request, to remove the Exterior Signage and restore any damage to the Building and the Project at Tenant's expense. In addition, Landlord shall have the right to remove the Exterior Signage at Tenant's sole cost and expense, if, at any time during the Term: (aa) Tenant is not leasing the Premises containing at least approximately 24,579 rentable square feet, or (bb) Tenant is then in monetary or material non-monetary Default under any term or condition of this Lease. Notwithstanding anything to the contrary contained herein, if Tenant fails to install the Monument Signage and/or the Building Eyebrow Signage in accordance with the terms of this Section 23.5 within twelve (12) months after the Lease Commencement Date (the "Outside Signage Installation Date"), Tenant's right to erect such Exterior Signage shall terminate as of the Outside Signage Installation Date and shall thereupon be deemed null and void and of no further force and effect.

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ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, the Americans with Disabilities Act of 1990 (as may be amended) (collectively, the "Laws"). At its sole cost and expense, Tenant shall promptly comply with all such Laws which relate to (i) the Premises, (ii) the use of the Premises or the Common Areas by Tenant and any of the Tenant Parties, (iii) any Alterations made by or for Tenant with respect to the Premises, Building or Project, and/or (iv) any tenant improvements, furniture, fixtures, equipment and personal property in the Premises, which compliance obligations shall include, without limitation, the making of any alterations and improvements to the Premises (including any capital improvements therein) required by such Laws. Notwithstanding the foregoing to the contrary, Landlord shall be responsible, as part of Operating Expenses to the extent permitted under Article 4 above, for making all alterations to the following portions of the Building and Project required by applicable Laws: (i) structural portions of the Premises and Building, but not including Tenant Improvements or any Alterations installed by or at the request of Tenant; and (ii) those portions of the Building and Project located outside the Premises; provided, however, Tenant shall reimburse Landlord (or Landlord's property manager), within thirty (30) days after invoice, for the costs of any such improvements and alterations and other compliance costs to the extent necessitated by or resulting from (A) any Alterations or Tenant Improvements installed by or on behalf of Tenant, (B) the negligence or willful misconduct of Tenant or any of Tenant's Parties that is not covered by insurance obtained by Landlord and as to which the waiver of subrogation applies, and/or (C) Tenant's specific manner of use of the Premises (as distinguished from general office use).

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount; provided, however, that Tenant shall not be required to pay a late charge for the first late payment in any twelve (12) month period, to the extent Tenant pays the amount due within five (5) business days after receipt of written notice from Landlord that Tenant failed to make a payment. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) business days after that the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15 (519), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1            Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and, except in case of an emergency, such failure shall continue in excess of the time allowed under Section 19.1, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2            Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord (or Landlord's property manager), within thirty (30) days following delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; and (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

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ARTICLE 27

ENTRY BY LANDLORD

Landlord (or Landlord's property manager) reserves the right at all reasonable times and upon reasonable notice to Tenant (but in all events at least 24 hours prior notice, except in the case of an emergency when no such notice shall be required) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to current or prospective mortgagees, ground or underlying lessors or insurers; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord (or Landlord's property manager) may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord (or Landlord's property manager) may make any such entries without the abatement of Rent (except as expressly provided in Section 19.7.2) and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. With respect to any entry onto the Premises made by Landlord in accordance with the terms of this Article 27, Tenant shall have the right to have a representative of Tenant accompany Landlord within the Premises, provided that such representative is made available at the time of Landlord's entrance onto the Premises, and provided that such representative does not unreasonably interfere with Landlord. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. Notwithstanding anything to the contrary set forth above, Tenant may reasonably designate certain areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of emergency (when no such notice shall be required), to comply with Landlord's obligations under this Lease (or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with two [2] days' prior written notice of the specific date and time of such Landlord inspection), and/or as otherwise required by applicable Laws. Landlord shall not be obligated to provide to any areas designated by Tenant as Secured Areas janitorial or other customary Building services which require Landlord's entry to such Secured Areas.

ARTICLE 28

TENANT PARKING

28.1            Tenant Parking Passes. Tenant shall have the right, but not the obligation, to rent from Landlord, commencing on the Lease Commencement Date, the number of parking passes set forth in Section 8 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facility and shall entitle Tenant and/or its personnel to park one (1) vehicle in one (1) parking space per pass rented. Any such passes for reserved parking spaces shall be at locations in the Project parking facility designated by Landlord. Any such passes for unreserved parking spaces shall be on a first-come, first-serve basis; provided that, subject to availability (as reasonably determined by Landlord), Tenant at all times shall have the right to not less than five (5) parking passes for spaces located in the subterranean parking area. Tenant shall pay to Landlord for automobile parking passes on a monthly basis the prevailing rate charged from time to time at the location of such parking passes (the "Parking Charges") (currently $60.00 per unreserved parking pass per month, $120.00 per reserved parking pass per month, and $160.00 per subterranean parking pass per month); provided, in no event shall annual increases in the Parking Charges payable by Tenant exceed three percent (3%) annually, on a cumulative and compounding basis. Notwithstanding the forgoing, provided Tenant is not in Default under this Lease, Landlord shall abate Tenant's obligation to pay fifty percent (50%) of the Parking Charges for Tenant's Allocation during the first twelve (12) months of the initial Lease Term (such abated Parking Charges being referred to herein as the "Abated Parking Charges"); provided, Tenant shall timely pay the remaining 50% of unabated Parking Charges for Tenant's Allocation. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations. In addition, Tenant shall comply with all applicable governmental resolutions, laws, rules and regulations. Tenant may request, from time to time, additional parking passes, subject to availability (as reasonably determined by Landlord) and Landlord's right to recapture any or all of such additional parking passes upon thirty (30) days' notice to Tenant; provided, the Parking Charges for such additional parking passes shall not be subject to the partial abatement provided in this Section 28.1 above.

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28.2            Other Terms. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time, including the right to oversell the parking provided to the tenants of the Project consistent with the practices of landlords of other Comparable Buildings, provided that Landlord shall be required, at all times throughout the Lease Term (except for temporary closures of the parking areas), to provide Tenant with the right to use the number of parking passes to which Tenant is entitled under Section 28.1 above. Further, Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (except as expressly provided in Section 19.7.2), from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise (except as expressly provided in Section 19.7.2), for failure to provide any parking, including any failure to provide reserved parking spaces, when such failure is occasioned, in whole or in part, by construction, alteration, improvements, repairs or replacements, by any strike, lockout or other labor trouble, by inability to resolve any dispute with any other party to the Development CC&R's after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any parking as set forth in this Article 28. The parking passes rented by Tenant pursuant to this Article 28 are provided solely for use by Tenant and Permitted Non-Transferee Assignees and sublessees permitted under Section 14.9 and their respective personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval. Tenant may validate visitor parking by such method or methods as may be established from time to time, at the validation rate from time to time generally applicable to visitor parking.

28.3            Parking Procedures. The parking passes initially will not be separately identified; however Landlord reserves the right in its sole and absolute discretion to separately identify by signs or other markings the area to which Tenant’s parking passes relate. Landlord shall have no obligation to monitor the use of such parking facility, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to any person. Tenant's parking passes shall be used only for parking of automobiles no larger than full size passenger automobiles, sport utility vehicles or pick-up trucks in connection with Tenant's business operations at the Premises only during the hours that Tenant and/or its personnel are conducting business operations from the Premises; provided, however, occasional overnight parking associated with Tenant's or its personnel's conduct of business from the Premises shall be permitted, subject to Tenant's and/or its personnel's compliance with Landlord's rules related to such overnight parking. Tenant shall comply with all reasonable rules and regulations which may be prescribed from time to time with respect to parking and/or the parking facilities servicing the Project. Tenant shall not at any time use more parking spaces in the Project parking facility than the number of parking passes so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project parking facility not designated by Landlord as a non-exclusive parking area. Tenant shall not have the exclusive right to use any specific parking space. If any person or entity has the exclusive right to use any particular parking space(s), Tenant shall not use such spaces. All trucks (other than pick-up trucks) and delivery vehicles shall be (i) parked at the designated areas of the surface parking lot (which designated areas are subject to change by Landlord at any time), (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects in its reasonable discretion or is required by any law or by the Development CC&R's to limit or control parking, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1            Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

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29.2            Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3            No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease; provided, however, Landlord shall use its commercially reasonable efforts not to permanently block or obstruct any "view" windows of the Premises (to the extent not currently blocked or obstructed as of the Lease Commencement Date).

29.4            Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5            Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease accruing from and after the effective date of any such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations first accruing hereunder after the effective date of such transfer, and subject to the terms of the controlling subordination, non-disturbance and attornment agreement, if applicable, such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord after the date of the transfer, and Tenant shall attorn to such transferee so long as such transferee has assumed and agreed to be bound by all terms and provisions of this Lease arising from and after the effective date of such transfer. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6            Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7            Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8            Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9            Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10         Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

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29.11         Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12         No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13         Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building including any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises (provided that any claim is made by Tenant within one [1] year following the date of any such sale, as well as any insurance or condemnation proceeds not applied to the restoration of the Project and subject to the prior rights of any mortgagee or ground or underlying lessor of Landlord). Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14         Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15         Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16         Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, acts of terrorism, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant's obligations under Articles 5 and 24 of this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

29.17         Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

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29.18         Notices. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) transmitted by facsimile, if such facsimile is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth in Section 10 of the Summary, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.

29.19         Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20         Authority; Tenant Representation. If Tenant is a corporation, trust, partnership or limited liability company, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) business days following receipt of Landlord's written request, deliver to Landlord reasonably satisfactory evidence of such authority and, also deliver to Landlord reasonably satisfactory evidence of (i) good standing in Tenant's state of formation and (ii) qualification to do business in California. If Landlord is a corporation, trust, partnership or limited liability company, Landlord hereby represents and warrants that Landlord is a duly formed and existing entity qualified to do business in California and that Landlord has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so. In such event, Landlord shall, within ten (10) business days following receipt of Tenant's written request, deliver to Tenant reasonably satisfactory evidence of such authority and, also deliver to Tenant reasonably satisfactory evidence of (i) good standing in Landlord's state of formation and (ii) qualification to do business in California. Tenant hereby represents to Landlord that neither Tenant nor any members, partners, subpartners, parent organization, affiliate or subsidiary, or their respective officers, directors, contractors, agents, servants or employees (collectively, "Tenant Individuals"), to Tenant's current actual knowledge, appears on any of the following lists (collectively, "Government Lists") maintained by the United States government:

29.20.1    The two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons list can be found at http://www.bis.doc.gov/dpl/thedeniallist.asp; the Entity List can be found at http://www.bis.doc.gov/entities/default.htm);

29.20.2    The list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons, which can be found at http://www.ustreas.gov/ofac/t11sdn.pdf);

29.20.3    The two (2) lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties; the State Department List of Terrorists can be found at http://www.state.gov/s/ct/rls/other/des/123085.html; the List of Debarred Parties can be found at http://www.pmddtc.state.gov/compliance/debar.html); and

29.20.4    Any other list of terrorists, terrorist, organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, United States Department of Treasury, or by any other government or agency thereof.

29.20.5    Should any Tenant Individuals appear on any Government Lists at any time during the Lease Term, Landlord shall be entitled to terminate this Lease by written notice to Tenant effective as of the date specified in such notice.

29.21         Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys', experts' and arbitrators' fees and costs, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

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29.22         Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23         Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24         Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25         Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26         Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Project as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or use pictures or illustrations of the Project in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27         Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. The parties agree that electronic signatures, including those delivered by PDF or signed through the electronic signature system known as "DocuSign", shall have the same effect as originals. All parties to this Lease waive any and all rights to object to the enforceability of this Lease based on the form or delivery of signature.

29.28         Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants.

29.29         Transportation Management. Tenant shall fully comply with all present or future government-mandated programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

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29.30         No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

29.31         Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the "Lines") at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion provided that Tenant shall always be entitled to, at a minimum, its proportionate share of such Lines based upon the rentable square footage of the Premises then leased by Tenant, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith, including any fees charged by Landlord for Tenant's use of the Building's telecommunications capacity in excess of Tenant's pro rata share thereof. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.32         Office and Communications Services.

29.32.1            The Provider. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord ("Provider"). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

29.32.2            Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.33         Development CC&R's. This Lease and the terms hereof shall be subject in all respects to the provisions of the Development CC&R's. The term "Development CC&R's," as used in this Lease, shall mean and refer to that certain Declaration of Easements, Covenants, Conditions and Restrictions dated November 22, 2004, and recorded November 23, 2004, as Instrument No. 2004001045376 in the Official Records of Orange County, California, as amended.

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29.34         Guaranty. This Lease is subject to and conditioned upon Tenant delivering to Landlord, concurrently with Tenant's execution and delivery of this Lease, a guaranty in the form attached hereto as Exhibit E (the "Guaranty"), which Guaranty shall be fully executed by and binding upon Ourgame International Holdings Ltd., as Guarantor. Notwithstanding the foregoing, Tenant represents and warrants that as of the date of this Lease, Guarantor has entered into an agreement with Black Ridge Acquisition Corp. ("Black Ridge"), a copy of which is attached hereto as Exhibit F, whereby Black Ridge will acquire Allied Esports International, Inc. and WPT Enterprises, Inc. (the "Merger"), which is anticipated to close on July 31, 2019. Allied Esports International, Inc. is a wholly owned subsidiary of Tenant and WPT Enterprises, Inc. is affiliated with Tenant. In the event the closing of the Merger occurs, Tenant shall, within 30-days following the effective date of the Merger, deliver to Landlord (a) documentation reasonably acceptable to Landlord evidencing such Merger (the "Merger Documentation") and (b) a replacement guaranty substantially in the form of the Guaranty from Allied Esports Entertainment, Inc., a Delaware corporation ("AEEI"). Upon Tenant's satisfaction of the requirements of clauses (a) and (b) above, Guarantor shall be released from the Guaranty and all references to the Guarantor in this Lease shall be references to AEEI. Landlord and Tenant shall enter into an amendment to this Lease memorializing any release of the original Guarantor from the Guaranty and within thirty (30) days after Tenant's written request, Landlord shall also provide such written confirmations as the original Guarantor may reasonably request confirming the release of the original Guarantor from its Guaranty.

29.35         Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises including without limitation the parking structure, Common Areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building Common Areas and tenant spaces, (ii) modifying the Common Areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building Common Areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as expressly provided in Section 19.7.2). Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions. In exercising its rights under this Section 29.35 Landlord shall use commercially reasonable efforts to minimize any disruption of or interference with Tenant's use and occupancy of the Premises.

29.36         Energy Performance Disclosure. Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to California Public Resources Code Section 25402.10, the regulations adopted pursuant thereto and/or pursuant to other similar regulations (collectively as applicable, the “Energy Disclosure Requirements”). Tenant further acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (a) consents to all such Tenant Energy Use Disclosures, (b) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure, and (c) agrees that upon request from Landlord, Tenant shall provide Landlord with any energy usage data for the Premises, including, without limitation, copies of utility bills for the Premises. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 29.36 shall survive the expiration or earlier termination of this Lease.

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29.37         Anti-Corruption.

29.37.1            Tenant hereby represents, warrants and covenants that:

i.       Tenant and, to Tenant's knowledge, each of the Tenant Individuals, are now in compliance with the Anti-Corruption Laws (defined below). No action, suit or proceeding by or before any court, or government agency, authority or body, or any arbitrator or nongovernmental authority involving Tenant and/or, to Tenant's knowledge, any of the Tenant Individuals with respect to applicable anti-corruption laws is pending, or to Tenant’s knowledge, threatened.

ii.       No government is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of Tenant and/or, to Tenant's knowledge, any of the Tenant Individuals for alleged violation of Anti-Corruption Laws.

ii.       Tenant shall comply with all applicable Anti-Corruption Laws in connection with the performance of all duties and obligations relating to this Lease.

iv.       Without limiting the foregoing, Tenant shall not cause or knowingly permit Landlord, Landlord's property manager or any of the Tenant Individuals to either directly or indirectly, pay, offer, promise or authorize a Prohibited Payment (defined below).

v.       Intentionally omitted.

vi.       Tenant shall immediately notify in writing Landlord and Landlord's property manager if Tenant becomes aware of facts or information which suggest a breach of the foregoing Anti-Corruption covenants or the Anti-Corruption Laws.

29.37.2            The breach by Tenant of any of its representations, warranties and/or covenants contained in this Section 29.37 shall constitute a material breach of this Lease. In the event Landlord or Landlord's property manager has reason to believe that a breach of any of the representations, warranties or covenants in this Section 29.37 has occurred or will occur, Landlord may withhold further payments until such time as it is satisfied that no breach has occurred or will occur. Landlord shall not be liable to Tenant for any claim, losses or damages whatsoever related to its decision to withhold payments under this provision.

29.37.3            The provisions of this Section 29.37 and any warranties, representations or covenants made thereunder shall survive any expiration or earlier termination of this Lease.

29.37.4            As used in this Lease:

i.       "Anti-Corruption Laws" shall mean all laws, rules, and regulations of any jurisdiction applicable to the relevant party concerning or related to bribery or corruption, including laws governing the bribery or corruption of domestic U.S. federal, state, or local Government Officials, non-U.S. Government Officials, and commercial bribery.

ii.       "Government Official" shall mean any (i) official or employee of a U.S. or non-U.S. government body, department, agency, instrumentality, or government-controlled entity, or a public international organization; (ii) political party or official thereof, or candidate for political office; or (iii) person acting in an official capacity for or on behalf of any of the foregoing.

iii.       "Prohibited Payment" shall mean any direct or indirect payment, offer, promise or authorization of money or anything of value, to a Government Official or to any other person (i) for the purpose of influencing any act by or decision of such Government Official or such person in order to obtain or retain business or to direct business to any person, or securing any improper advantage, or (ii) when such offer, payment, promise or authorization would be unlawful under applicable laws, including commercial bribery laws.

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29.38         CASp. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Premises, the Building, nor the Project, have undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by applicable Laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable Laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Lease Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (4) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (C) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord's obligation to repair as expressly set forth herein, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable Laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.

29.39         Moving Allowance. Provided Tenant is not in Default under this Lease, Landlord shall provide Tenant with an allowance of up to $10.00 per rentable square foot (i.e., up to $245,790.00, based upon the Premises containing 24,579 rentable square feet) (the "Moving Allowance") towards reimbursement of Tenant's actual and reasonable out-of-pocket furniture, fixtures and equipment, IT/telecommunication costs, security systems, project management, design and moving and relocation costs (collectively "Moving Costs") or towards payment of any Over-Allowance Amount (as defined in the Tenant Work Letter); provided, in no event will any Moving Allowance be used to pay for Tenant's artifacts, equipment, telephone systems or any other item of personal property, and further provided that Tenant submits to Landlord copies of contracts, lien releases, receipts and invoices (and to the extent requested by Landlord, other back-up documentation) evidencing such Moving Costs and Tenant's payment in full therefor (collectively, the "Cost Documentation"). Tenant shall submit to Landlord within six (6) months following the Lease Commencement Date (the "Moving Allowance Date"), one or more invoices for the Moving Costs accompanied by the Cost Documentation and/or a request that Landlord apply any unused portion of the Moving Allowance towards the payment of any Over-Allowance Amount (the "Moving Allowance Disbursement Request"). If Tenant fails to submit the Moving Allowance Disbursement Request to Landlord by the Moving Allowance Date, Tenant shall be deemed to have waived all right and interest in and to any Moving Allowance.

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29.40         Rooftop Equipment. Tenant shall have the non-exclusive right to install, at Tenant's sole cost and expense, one (1) one antenna or satellite dish upon the roof of the Building and use existing fiber optic and television cables presently located in the Building without any representation or warranty by Landlord as to the condition of the same (collectively, the "Rooftop Equipment") under the following conditions: (i) all plans and specifications for the Rooftop Equipment, including but not limited to, weight, configuration, location, means of installation, cabling and screening of the Rooftop Equipment are subject to the prior approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed; (ii) Tenant shall provide evidence to Landlord that Tenant has obtained all governmental approvals and permits required for the installation and operation of the Rooftop Equipment; (iii) Tenant shall provide evidence to Landlord of insurance coverage for the installation, location, repair, removal, and operation of the Rooftop Equipment, with Landlord as an additional insured, all in form and substance reasonably approved by Landlord and such insurance shall be maintained during the Term of this Lease; (iv) Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all loss, liability, cost and expense incurred by Landlord as a result of the installation, location, repair, removal, or operation of the Rooftop Equipment on the Building; (v) Tenant shall be responsible for the installation, engineering, maintenance, repair and removal of the Rooftop Equipment and appurtenant equipment in accordance with all federal, state and local laws, and ordinances; (vi) no roof penetrations shall be made without obtaining Landlord's prior written consent (which may be withheld in Landlord's sole discretion); (vii) Tenant shall be responsible for any impairment of Landlord's roof warranty as a result of installation of the Rooftop Equipment; (viii) Tenant shall, at its own expense, promptly repair any damage or wear to the roof resulting from the installation and use of the Rooftop Equipment and appurtenant equipment; (ix) the operation of the Rooftop Equipment shall be for Tenant's internal use only; and (x) the Rooftop Equipment shall not interfere with the use of any other equipment located on the roof of the Building. Landlord shall grant Tenant reasonable access to the roof for such installation, maintenance, repair, and removal of the Rooftop Equipment. Upon the expiration of this Lease, Tenant shall promptly remove the Rooftop Equipment and appurtenant equipment and repair any damage caused by such removal. Tenant shall be responsible for any and all costs relating to the Rooftop Equipment and Tenant's exercise of its rights under this Section 29.40, including, without limitation, installation, maintenance, repair and removal costs.

29.41         Storage Space. During the Lease Term, Tenant shall have the right to lease certain storage space in the Project known as Storage Space #ST100, containing approximately 5,000 rentable square feet of space (the "Storage Space"). Tenant shall pay a storage space rental in the amount of $0.50 per rentable square foot per month (i.e., $2,500.00 per month, based upon the Storage Space containing 5,000 rentable square feet) ("Storage Space Rental"), payable in equal monthly installments in advance on or before the first day of each month of the Lease Term. Storage Space Rental is deemed Additional Rent under this Lease.

29.41.1            The Storage Space shall be used by Tenant for the storage of furniture, equipment, inventory or other non-perishable items normally used in Tenant's business (exclusive of any items or materials which may be deemed to be hazardous to the environment or hazardous to human life or safety), and for no other purpose whatsoever. Tenant agrees to keep the Storage Space in a neat and orderly fashion and to keep all stored items in cartons, file cabinets or other suitable containers. All items stored in the Storage Space shall be at least eighteen inches (18") below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Tenant shall not store anything in the Storage Space which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord's insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval. Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Space from time to time.

29.41.2            All terms and provisions of this Lease shall be applicable to the Storage Space, including, without limitation, provisions with respect to indemnity and insurance, except that Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, window washing or electricity to the Storage Space and Tenant shall not be entitled to any work allowances, rent credits, expansion rights or renewal rights with respect to the Storage Space.

29.41.3            Tenant agrees to accept the Storage Space in its "AS-IS" and "WHERE-IS" condition existing on the Lease Commencement Date.

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29.41.4            Landlord shall have the right one time during the Term of this Lease, upon not less than thirty (30) days' prior written notice to Tenant, to relocate the Storage Space to another storage location in the Building; provided that the size of the relocated Storage Space is not less than the size of the initial Storage Space, Landlord pays all reasonable third-party costs to move Tenant's effects to the new Storage Space (not to exceed $5,000.00), and notwithstanding that the relocated Storage Space may be larger than the initial Storage Space, Tenant shall pay Storage Space Rental based on the square footage of the initial Storage Space.

29.41.5            Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), assign, sublease, transfer or encumber the Storage Space or grant any license, concession or other right of occupancy or permit the use of the Storage Space by any party other than Original Tenant or a Non-Transferee Assignee.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

QUINTANA OFFICE PROPERTY LLC,
a Delaware limited liability company

By:

Name:

Title:

TENANT:

ALLIED ESPORTS MEDIA, INC.,
a Delaware corporation

By:

Name:

Title:

By:

Name:

Title:

54

EXHIBIT A

CONCEPTUAL OUTLINE OF PREMISES

100%
100%

PRELIMINARY

2.19.19

Floor

3

17877 Von Karman

17877 Von Karman Avenue
Irvine, CA 92612

Report ID 5

Vacant

Suite 300 - Preliminary Tenant

ID	Suite USF	Corr. Ext	Total USF	RSF	Leased RSF	LED
3-09	20,343.41	93.78	20,437.19	24,579.37		

Stevenson Systems

EXHIBIT A - 1

EXHIBIT A-1

DEPICTION OF BUILDING AND PROJECT

GILLETTE AVE
PARKING STRUCTURE
17838
Building D
17872
Building C
MAIN STREET
17877
Building B
17875
Building A
17885
Building F
(NOT A PART)
VON KARMAN AVE

EXHIBIT A1 - 1

EXHIBIT A-2

DEPICTION OF TEMPORARY SPACE

DN
UP
ELECTRICAL
VESTIBULE
ELEVATOR LOBBY
MEN
WOMEN
CLOSET
JANITOR
UP
DN

Note: The exact location of the Temporary Space upon the second (2nd) floor shall be mutually agreed upon by Landlord and Tenant.

EXHIBITA2 - 1

EXHIBIT B

TENANT WORK LETTER
(Tenant Build with Allowance)

1.       TENANT IMPROVEMENTS. As used in the Lease and this Work Letter, the term "Tenant Improvements" or "Tenant Improvement Work" means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below. Landlord shall deliver the Premises with the following without deduction from the Tenant Improvement Allowance: (i) the main HVAC distribution loop (and secondary loop if it is a dual duct system) serving the Premises in good working order; (ii) the fire sprinkler system serving the Premises fully operational per code for vacant space; (iii) exterior window coverings installed in the Premises and in new or near/like new condition; (iv) all Common Areas of the Building, including restrooms, and path of travel compliant with all applicable laws as of the date of the Lease, and with respect to the Common Area restrooms only, the same shall be improved cosmetically to the current Building standard applicable as of the date of the Lease; (v) the power panels and transformers (fused to current code) and life safety panels operable and ready for distribution of Tenant's Building standard lighting, power, and life safety equipment; (vi) the freight elevator vestibule, core walls, the area above and below windows, and columns, all in paint-ready condition; and (vii) the floor in a level condition within industry standards.

2.       WORK SCHEDULE. Prior to commencing construction, Tenant will deliver to Landlord, for Landlord's review, a schedule ("Work Schedule"), which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements.

3.       CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord's representative ("Landlord's Representative") to act for Landlord in all matters covered by this Work Letter, until further written notice from Landlord: Dan Harper.

Tenant hereby appoints the following person(s) as Tenant's representative ("Tenant's Representative") to act for Tenant in all matters covered by this Work Letter, until further written notice from Tenant: Dennis Potts.

All communications with respect to the matters covered by this Work Letter are to be made to Landlord's Representative or Tenant's Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4.       TENANT IMPROVEMENT PLANS

(a)       Preparation of Space Plans. In accordance with the Work Schedule, Landlord agrees to meet with Tenant's architect and/or space planner for the purpose of promptly reviewing preliminary space plans for the layout of the Premises prepared by Tenant ("Space Plans"). The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord's approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule; provided, however, Landlord shall only be permitted to withhold its approval if such Tenant Improvements are not customary office improvements or will adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other leased premises in the Building (collectively, a “Design Problem”). Tenant will then submit to Landlord for Landlord's approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

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(b)       Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Tenant's architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the "Final Plans"). The Final Plans will show: (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Landlord for signature to confirm that they are consistent with the Space Plans. If Landlord reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Landlord agrees to advise Tenant in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule; provided, however, Landlord shall only be permitted to withhold its approval if such Tenant Improvements will cause a Design Problem. In accordance with the Work Schedule, Tenant will then cause Tenant's architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to make the Final Plans consistent with the Space Plans.

(c)       Requirements of Tenant's Final Plans. Tenant's Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) if not comprised of the Building standards established by Landlord from time to time (the "Standards"), then compatible with and of at least equal quality as the Standards and reasonably approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; and (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors. In no event shall Tenant be required to construct a suspended ceiling in any portion of the Premises. Tenant shall not be required to construct the improvements in accordance with LEED standards.

(d)       Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant's architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant's architect, with Landlord's cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes that is not covered by the Allowance. Landlord may not disapprove of any changes unless they would cause a Design Problem.

(e)       Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the "Allowance" described in Section 5 below.

(f)       Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Tenant will submit to Landlord a written estimate of the cost to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the "Work Cost Estimate"). If the total costs reflected in the Work Cost Estimate exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess monthly and on a pro rata basis along with the Allowance.

(g)       Change Orders. Landlord shall approve or disapprove all Change Orders within ten (10) business days after receipt of a Change Order from Tenant. If Landlord disapproves the Change Order, Landlord shall return the Change Order to Tenant within ten (10) business days of its receipt of a Change Order with a detailed statement of Landlord’s disapproval, or specifying any required corrections and/or revisions; provided, however, in the event Landlord fails or timely refuses to provide such approval or disapproval, the Change Order shall be deemed approved five (5) business days after Landlord receives a second written request from Tenant requesting Landlord's approval or disapproval of such Change Order from Tenant. Landlord shall approve or disapprove any revisions to a Change Order by written notice to Tenant within five (5) business days after receipt of such revisions; provided, however, in the event Landlord fails or refuses to timely provide such approval or disapproval, the revised Change Order shall be deemed approved three (3) business days after Landlord receives a second written request from Tenant requesting Landlord's approval or disapproval of such revisions to a Change Order from Tenant. This procedure shall be repeated until Landlord approves the Change Order.

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(h)       Conduits. Tenant shall have the right to use existing telecom conduits or construct new conduits, install cables, equipment and other related telecommunications facilities for Tenant's network into the Building.

5.       PAYMENT FOR THE TENANT IMPROVEMENTS

(a)       Allowance. Tenant shall be entitled to a tenant improvement allowance (the "Tenant Improvement Allowance" or "Allowance") in the amount set forth in Section 12 of the Summary attached to the Lease for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Premises (the "Tenant Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Subject to Section 5(e) of this Tenant Work Letter, the Allowance is to be used only for:

(i)       Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance will not be used for payments to any other consultants, designers or architects other than Landlord's architect and/or Tenant's architect.

(ii)       The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii)       Construction of the Tenant Improvements, including, without limitation, the following:

(aa) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;

(cc) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;

(dd) Any additional improvements to the Premises required for Tenant's use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

(ee) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;

(ff) All plumbing, fixtures, pipes and accessories necessary for the Premises;

(gg) Testing and inspection costs; and

(hh) Fees and costs attributable to general conditions associated with the construction of the Tenant Improvements, the fees and costs of Tenant's project manager plus a one percent (1%) construction management fee ("Construction Management Fee") to cover the services of Landlord's tenant improvement coordinator.

(iv)       All other reasonable and customary out-of-pocket costs incurred by Tenant for construction of the Tenant Improvements in the Premises.

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Tenant may exceed the amount of the Tenant Improvement Allowance by up to $30.00 per rentable square foot of the Premises (the "Additional Allowance"), subject to the following. The portion of the Additional Allowance used by Tenant, if any, shall be amortized over the initial 167-month Lease Term, with interest at the rate of seven percent (7%) per annum, in the form of additional Base Rent (but shall under no circumstances be subject to abatement for any reason and shall not be part of the Abated Amount). For example, if the amount of the Additional Allowance utilized is $30.00 per rentable square foot, or $737,370.00, then the Base Rent for all 167 installments due during the initial Lease Term would be increased by $6,921.73 per month, which amount includes the interest factor. If the increased payment amounts are determined after the Lease Commencement Date, then within thirty (30) days after Landlord's demand, Tenant shall pay the total amount attributable to the increased installments for the months which have already passed. If Tenant's Default results in a termination of the Lease, the entire remaining Additional Allowance (plus all interest earned and unearned) shall be immediately payable by Tenant to Landlord.

(b)       Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the work cost exceeds the Allowance, Tenant shall be solely responsible for payment of all excess costs, including the Construction Management Fee, which fee shall be paid to Landlord within thirty (30) days after invoice therefor. Except as expressly provided herein, in no event will the Allowance be used to pay for Tenant's artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Premises. Notwithstanding anything in this Tenant Work Letter or the Lease to the contrary, if the work cost exceeds the Allowance, following Landlord's reimbursement of any design costs incurred by Tenant out of the Allowance, Landlord shall only be required to disburse on a monthly basis out of the Allowance Landlord's pro rata share of the monthly total work cost minus the ten percent (10%) retention described below. For example, if the total work cost is anticipated to be $180.00 per rentable square foot (i.e., twice the amount of the Allowance), then Landlord and Tenant shall each pay fifty percent of any monthly construction bills (provided Landlord's portion of such construction bills shall be reduced by the ten percent (10%) retention described below).

(c)       Changes. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above. Tenant shall be solely responsible for any additional costs associated with such changes that exceed the Allowance including the Construction Management Fee, which fee shall be paid to Landlord within thirty (30) days after invoice therefor. Landlord will have the right to decline Tenant's request for a change to the Final Plans if such changes would create a Design Problem.

(d)       Governmental Cost Increases. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant shall be solely responsible for such additional costs including the Construction Management Fee, which fee shall be paid to Landlord within thirty (30) days after invoice therefor; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance.

(e)       Unused Allowance Amounts. Any unused portion of the Allowance upon completion of the Tenant Improvements will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease. Provided Tenant is not in Default, Tenant shall be permitted, subject to prior written request given to Landlord no later than one hundred eighty (180) days after substantial completion of the Tenant Improvements (the "Outside Allowance Date"), to apply up to (i) $20.00 per rentable square foot of any unused Tenant Improvement Allowance (i.e., up to $491,580.00 based upon the Premises containing 24,579 rentable square feet) and (ii) up to $15.00 per rentable square foot of any unused Additional Allowance (i.e., up to $368,685.00 based upon the Premises containing 24,579 rentable square feet) towards design costs and the costs of furniture, fixtures and equipment, IT/telecommunication costs and security systems. Any portion of the Tenant Improvement Allowance or Additional Allowance which remains unused, unapplied and/or unrequested as of the Outside Allowance Date shall not be available to Tenant and Landlord shall have no obligation to pay any portion thereof.

(f)       Monthly Disbursement of the Tenant Improvement Allowance. Provided Tenant is not in Default under the Lease or this Work Letter, Landlord shall disburse the Tenant Improvement Allowance to Tenant to pay for Landlord's pro rata share of the actual construction costs which Tenant incurs in connection with the construction of the Tenant Improvements in accordance with the following:

(i)       If Tenant desires to request a disbursement of the Tenant Improvement Allowance, then on or before the twentieth (20th) day of the calendar month in which such disbursement request is made (or such other date as Landlord may designate), Tenant shall deliver to Landlord the items described below and shall satisfy the following conditions ("Evidence of Completion and Payment"):

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(A)       Tenant has delivered to Landlord a draw request ("Draw Request") in a commercially reasonable form with respect to the Tenant Improvements specifying the portion of the Tenant Improvements that has been completed, together with invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request and evidence of payment by Tenant for all costs which were previously paid by Landlord to Tenant in connection with Tenant Improvements covered by any prior Draw Request, if applicable. The Draw Request shall constitute a representation by Tenant that the Tenant Improvements identified therein have been completed in a good and workmanlike manner and in accordance with the Final Plans and the Work Schedule;

(B)       The architect for the Tenant Improvements has certified to Landlord that the Tenant Improvements have been completed as indicated in the Draw Request in accordance with the Final Plans;

(C)       Tenant has delivered to Landlord executed mechanic's lien releases from all of Tenant's contractors and subcontractors for which has been requested (conditional as to amounts not yet paid and unconditional as to amounts already paid); provided, however, that with respect to fees and expenses of the architect, project managers or other similar consultants, Tenant shall only be required to deliver to Landlord reasonable evidence of incurring the cost or an invoice for services performed;

(D)       Landlord or Landlord's architect or construction representative has inspected the Tenant Improvements and reasonably determined that the portion of the Tenant Improvements covered by the Draw Request has been completed in a good and workmanlike manner;

Thereafter, Landlord shall deliver a check to Tenant in payment of the lesser of: (x) the amount so requested by Tenant (subject to the terms of Section 5 (b) above), which such amount shall account for the withholding of a ten percent (10%) retention by Tenant's general contractor (the aggregate amount of such retentions to be known as the "Final Retention"), and (y) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Approved Final Plans. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

(ii)       The Final Retention shall be disbursed to Tenant only when Landlord has received Evidence of Completion and Payment as to all of the Tenant Improvements as provided hereinabove and the following conditions have been satisfied:

(A)       Thirty-five (35) days shall have elapsed following the filing of a valid notice of completion by Tenant for the Tenant Improvements;

(B)       A certificate of occupancy (or equivalent, if the City of Irvine does not issue certificates of occupancy) for the Tenant Improvements and the Premises has been issued by the appropriate governmental body;

(C)       Tenant has delivered to Landlord: (i) properly executed mechanics lien releases from all of Tenant's contractors, agents and suppliers in compliance with California Civil Code Sections 8132-8138, which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord; (ii) an application and certificate for payment (AIA form G702-1992 or equivalent) signed by Tenant's architect/space planner; (iii) original stamped building permit plans; (iv) copy of the building permit; (v) original stamped building permit inspection card with all final sign-offs; (vi) a reproducible copy (in a form approved by Landlord) of the "as-built" drawings of the Tenant Improvements; (vii) air balance reports; (viii) excess energy use calculations; (ix) one year warranty letters from Tenant's contractors; (x) manufacturer's warranties and operating instructions; (xi) final punchlist completed and signed off by Tenant's architect/space planner; and (xii) an acceptance of the Premises signed by Tenant;

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(D)       Landlord has determined that the work was constructed in accordance with the Final Plans; and

(E)       Tenant has delivered to Landlord evidence satisfactory to Landlord that all construction costs in excess of the Allowance have been paid for by Tenant.

(iii)       With respect to disbursements of the Allowance pursuant to Section 5(e) above, Tenant shall only be required to deliver to Landlord invoices for the cost for the expenses (unless Landlord has received a preliminary notice in connection with such costs in which event conditional lien releases must be submitted in connection with such costs). Landlord shall disburse amounts for such expenses disbursable to Tenant pursuant to Section 5(e) above within thirty (30) days after receipt of such invoices and, if applicable, conditional lien releases.

Notwithstanding anything to the contrary contained hereinabove, all disbursements of the Tenant Improvement Allowance shall be subject to the prior deduction of the portion of the Construction Management Fee allocable to the Tenant Improvements described in the applicable Draw Request.

(g)       Books and Records. At its option, Landlord, at any time within one (1) year after final disbursement of the Allowance to Tenant, and upon at least ten (10) days prior written notice to Tenant, may cause an audit to be made of Tenant's books and records relating to Tenant's expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at one (1) year. Tenant shall make available to Landlord's auditor at the Premises within ten (10) business days following Landlord's notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements. In addition to all other remedies which Landlord may have pursuant to the Lease, Landlord may recover from Tenant the reasonable cost of its audit if the audit discloses that Tenant falsely reported to Landlord expenditures which were not in fact made or falsely reported a material amount of any expenditure or the aggregate expenditures in amounts that exceed 5% of the Allowance.

(h)       Failure to Pay. If the whole or any portion of the Tenant Improvement Allowance is not paid within the time periods set forth in this Section 5, then the unpaid amount shall bear interest at the Interest Rate from the date said unpaid amount was due to the date the same is paid, and, subject to the terms of Section 19.6 of the Lease, Tenant may offset such amount, together with interest thereon until the date of offset, against the Rent due under the Lease.

6.       CONSTRUCTION OF TENANT IMPROVEMENTS. Following Landlord's approval of the Final Plans and the Work Cost Statement described in Section 4(f) above, Tenant's contractor (selected as provided in Section 8(n)) will commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall use diligent efforts to cause its contractor to complete the Tenant Improvements in a good and workmanlike manner in accordance with the Final Plans and the Work Schedule. Tenant agrees to use diligent efforts to cause construction of the Tenant Improvements to commence promptly following the issuance of a building permit for the Tenant Improvements. Landlord shall have the right to enter upon the Premises to inspect Tenant's construction activities following reasonable advance notice Tenant.

7.       DELIVERY OF POSSESSION; TERM AND RENT COMMENCEMENT DATE

(a)       Delivery of Possession. Subject to Tenant's delivery of the items specified in the first sentence of Section 1.6 of the Lease, Landlord agrees to use its commercially reasonable efforts to deliver possession of the Premises to Tenant substantially concurrently with the mutual execution and delivery of the Lease (the "Scheduled Turnover Date"). Tenant agrees that if Landlord is unable to deliver possession of the Premises to Tenant on or prior to the Scheduled Turnover Date specified in the Basic Lease Information section of the Lease, the Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom. The actual date upon which Landlord turns over possession of the Premises to Tenant is the "Turnover Date." Landlord, at its sole cost and expense, shall warrant that the Building, Premises and the Building Systems, including, without limitation, HVAC, mechanical, electrical, plumbing, elevators, structural components, windows and doors, exterior façade, outdoor exterior patio and Building's parking structure will be delivered to Tenant in good working order and condition and in compliance with all codes and regulations in effect as of the Delivery Date; provided, however, Landlord shall have no liability hereunder for (aa) any breach of the above warranty unless Tenant notifies Landlord in writing of such breach within forty-five (45) days following the Delivery Date, and/or (bb) repairs or replacements necessitated by the acts or omissions of Tenant and/or of Tenant's representatives, agents, contractors and/or employees; and provided further that as Tenant's sole remedy for Landlord's breach of the above warranty, Tenant shall have the right to cause Landlord to cure such breach.

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(b)       Term Commencement Date. The Term of the Lease and Tenant's obligation to pay rent will commence upon the earlier of (i) substantial completion of the Tenant Improvements (as defined below in Section 7(c)) below or (ii) the later of (A) the date that is five (5) months after the Turnover Date, or (B) November 1, 2019 (as applicable, the "Term Commencement Date" and "Rent Commencement Date"), subject to extension as provided in Section 10, below.

(c)       Substantial Completion; Punch-List. For purposes of Section 7(b) above, the Tenant Improvements will be deemed to be "substantially completed" when Tenant's contractor certifies in writing to Landlord and Tenant that Tenant has substantially performed all of the Tenant Improvement Work required to be performed by Tenant under this Work Letter, other than decoration and minor "punch-list" type items and adjustments which do not materially interfere with Tenant's use of the Premises; and Tenant has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Premises. Within ten (10) days after receipt of such certificates, Tenant and Landlord will conduct a walk-through inspection of the Premises and Landlord shall provide to Tenant a written punch-list specifying those decoration and other punch-list items which require completion, which items Tenant will thereafter diligently complete.

8.       MISCELLANEOUS CONSTRUCTION COVENANTS

(a)       No Liens. Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic's, materialmen's or other liens or encumbrances arising out of the construction of the Tenant Improvements.

(b)       Diligent Construction. Tenant will promptly, diligently and continuously pursue construction of the Tenant Improvements to successful completion in full compliance with the Final Plans, the Work Schedule and this Work Letter. Landlord and Tenant shall cooperate with one another during the performance of the Tenant Improvements to effectuate such work in a timely and compatible manner.

(c)       Compliance with Laws. Tenant will construct the Tenant Improvements in a safe and lawful manner. Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or not reasonably satisfactory to Landlord, shall be promptly repaired or replaced by Tenant at Tenant's expense. Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.

(d)       Indemnification. Subject to the terms of the Lease regarding insurance and waiver of subrogation by the parties, Tenant hereby indemnifies and agrees to defend and hold Landlord, the Premises and the Building harmless from and against any and all suits, claims, actions, losses, costs or expenses of any nature whatsoever, together with reasonable attorneys' fees for counsel of Landlord's choice, arising out of or in connection with the Tenant Improvements or the performance of the Tenant Improvements (including, but not limited to, claims for breach of warranty, worker's compensation, personal injury or property damage, and any materialmen's and mechanic's liens).

(e)       Insurance. Construction of the Tenant Improvements shall not proceed without Tenant first acquiring workers' compensation and commercial general liability insurance and property damage insurance as well as "All Risks" builders' risk insurance, with minimum coverage of $2,000,000 or such other amount as may be approved by Landlord in writing and issued by an insurance company reasonably satisfactory to Landlord. Not less than ten (10) days before commencing the construction of the Tenant Improvements, certificates of such insurance shall be furnished to Landlord or, if requested, the original policies thereof shall be submitted for Landlord's approval. All insurance policies maintained by Tenant pursuant to this Work Letter shall name Landlord and any lender with an interest in the Premises as additional insureds and comply with all of the applicable terms and provisions of the Lease relating to insurance. Tenant's contractor shall be required to maintain the same insurance policies as Tenant, and such policies shall name Tenant, Landlord and any lender with an interest in the Premises as additional insureds.

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(f)       Construction Defects. Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant's own expense, and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises in general. Tenant shall indemnify, hold harmless and reimburse Landlord for any costs or expenses incurred by Landlord by reason of any defect in any portion of the Tenant Improvements constructed by Tenant or Tenant's contractor or subcontractors, or by reason of inadequate cleanup following completion of the Tenant Improvements; provided, however, if Tenant hires one of the Pre-Approved Contractors (as defined below) as the general contractor, Tenant shall not be obligated to indemnify Landlord as described in this sentence above.

(g)       Additional Services. Electrical power and heating, ventilation and air conditioning shall be available to Tenant during normal business hours for construction purposes at no charge to Tenant.

(h)       Coordination of Labor. All of Tenant's contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord's contractors or by any other tenant or its contractors with respect to the any portion of the Property. Nothing in this Work Letter shall, however, require Tenant to use union labor.

(i)       Work in Adjacent Areas. Any work to be performed in areas adjacent to the Premises shall be performed only after obtaining Landlord's express written permission, which shall not be unreasonably withheld, conditioned or delayed, and shall be done only if an agent or employee of Landlord is present; Tenant will reimburse Landlord for the expense of any such employee or agent.

(j)       HVAC Systems. Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.

(k)       Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord's agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter shall be deemed a breach of the Lease for which Landlord shall have all the rights and remedies as in the case of a breach of said Lease.

(l)       Approval of Plans. Landlord will not check Tenant drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant's responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters.

(m)       Tenant's Deliveries. Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction of the Tenant Improvements, the following information:

(i)       The names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage in the performance of the Tenant Improvements; and

(ii)       The date on which the Tenant Improvements will commence, together with the estimated dates of completion of Tenant's construction and fixturing work.

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(n)       Qualification of Contractors. Once the Final Plans have been proposed and approved, Tenant shall select and retain a contractor and subcontractors, which shall be subject to Landlord's approval not to be unreasonably withheld, conditioned or delayed. Landlord hereby approves of the following contractors: eCDG Builders, DBaC, Inc., CBi (Corporate Business Interiors), Servco Builders, Turelk, HBC, and Swinerton (collectively, the "Pre-Approved Contractors"). All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord' s general contractor and other contractors on the job, if any, all as determined by Landlord. All work shall be coordinated with general construction work on the Site, if any.

(o)       Warranties. Tenant shall cause its contractor to provide warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials and equipment, which warranties shall run to the benefit of Landlord or shall be assignable to Landlord on a nonexclusive basis to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties.

(p)       Landlord's Performance of Work. Within ten (10) working days after receipt of Landlord's notice of Tenant's failure to perform its obligations under this Work Letter, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of the Tenant Improvements which Landlord determines, in its reasonable discretion, should be performed immediately and on an emergency basis for the best interest of the Premises including, without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall use reasonable efforts to give Tenant at least ten (10) days prior notice to the performance of any of the Tenant Improvements.

(q)       As-Built Drawings. Tenant shall cause "As-Built Drawings" (excluding furniture, fixtures and equipment) to be delivered to Landlord and/or Landlord's representative no later than sixty (60) days after the completion of the Tenant Improvements.

(r)       Compliance with Laws/Hazardous Material. In the event that the Premises contain Hazardous Material in violation of applicable laws, and as a result thereof, the cost to design and/or construct the Tenant Improvements is more than it would have cost to design and/or construct the Tenant Improvements had the Premises been in compliance with all laws applicable to new construction, disregarding variances and grandfathered rights and/or not contained Hazardous Material, then Landlord shall be responsible for such increased costs and the amount of such increased costs shall be separate and apart from, and in addition to, the Tenant Improvement Allowance and shall not be deducted from the Tenant Improvement Allowance.

9.       NO MISCELLANEOUS CHARGES. Landlord shall provide, subject to commercially reasonable availability, and neither Tenant nor the Tenant Improvement Allowance shall be charged for freight elevators and/or loading docks to the extent utilized in connection with the construction of the Tenant Improvements and Tenant's move into the Premises. Tenant and the Tenant Improvement Allowance shall not be charged for Building security in connection with the construction of the Tenant Improvements. Tenant and the Tenant Improvement Allowance shall not be charged for parking for Tenant’s contractors or agents during the construction or move-in period. Further, Tenant and the Tenant Improvement Allowance shall not be charged for electricity, water, toilet facilities or HVAC, which Landlord shall provide during the design and construction of the Tenant Improvements.

EXHIBIT B - 9

10.       COMMENCEMENT DATE DELAYS. The Commencement Date shall occur as provided in Section 7(b) of this Tenant Work Letter, provided that the Commencement Date shall be extended by the number of days of actual delay of the Substantial Completion of the Tenant Improvements is caused by a Commencement Date Delay, as that term is defined below. As used herein, the term "Commencement Date Delay" shall mean only a "Force Majeure Delay" or a "Landlord Delay," as those terms are defined below in this Section 10 of this Tenant Work Letter. As used herein, the term "Force Majeure Delay" shall mean only an actual delay (not to exceed 60-days in the aggregate) resulting from strikes, fire, wind, damage or destruction to the Building, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, sabotage, war, invasion, insurrection, rebellion, civil unrest, riots, or earthquakes, failure of utilities, government shutdowns, inability to secure labor or materials or reasonable substitutions therefor or inability to secure permits and inspections on an objective basis by any other person or entity constructing improvements comparable to Lessee’s Work. As used in this Work Letter, "Landlord Delay" shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Space Plan, Final Plans, Change Orders or any other items set forth in this Tenant Work Letter requiring Landlord’s approval within specific time periods or the Lease, as applicable, or otherwise within a reasonable period of time (except to the extent deemed approved); (ii) material and unreasonable interference by Landlord, its agents or any other Landlord party with the Substantial Completion of the Tenant Improvements, which interference relates to access by Tenant or its agents, contractors, vendors or employee to the Building or any Building facilities (including loading docks and freight elevators) or service and utilities (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; (iii) delays due to the failure of Landlord to perform its express obligations under this Tenant Work Letter, including without limitation, with respect to payment of the Tenant Improvement Allowance (except as otherwise allowed under this Tenant Work Letter) and/or cessation of the Tenant Improvements as a result thereof; (iv) Landlord’s failure to deliver the Premises in the required condition; and (v) the discovery by Tenant of Hazardous Materials in the Premises in violation of applicable laws. If Tenant contends that a Commencement Date Delay has occurred, Tenant shall notify Landlord in writing (which may be given by email) of (i) the event which constitutes such Commencement Date Delay (specifying in reasonably detail the nature of such Commencement Date Delay), and (ii) the date upon which such Commencement Date Delay is anticipated to end. If such actions, inaction or circumstance described in the notice set forth in (i) above of this Section 10 of this Tenant Work Letter (the "Delay Notice") are not cured by Landlord within one (1) Business Day of Landlord 's receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as Commencement Date Delay, then a Commencement Date Delay shall be deemed to have occurred commencing as of the date of Landlord's receipt of the Delay Notice and ending on the date such delay ends.

EXHIBIT B - 10

EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re:	Office Lease dated ____________, 20__ between _______________________, a _______________________ ("Landlord"), and _______________________, a _______________________ ("Tenant") concerning Suite ______ on floor(s) __________ of the office building located at ____________________________, _________________, California.

Ladies and gentlemen:

In accordance with the Office Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on ______________ for a term of __________________ ending on __________________.

2.	Rent commenced to accrue on __________________, in the amount of ________________.

3.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to __________________ at ___________________.

"Landlord":

,
a

By:
Name:
Title:

By:
Name:
Title:

Agreed to and Accepted as of ____________, 20___.

"Tenant":

a

By:
Its:

EXHIBIT C - 1

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.                   Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2.                   All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3.                   Subject to Landlord's obligations to provide access to the Building and the Premises twenty-four (24) hours per day, seven (7) days per week as provided in the Lease, Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the John Wayne Airport, Orange County, California area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.                   No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord reasonably designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5.                   No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours established by Landlord from time to time, in such specific elevator and by such personnel as shall be designated by Landlord.

6.                   The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7.                   No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

EXHIBIT D - 1

8.                   The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9.                   Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord's prior written consent. The foregoing shall not preclude the hanging or placement of artwork, televisions or electronic gaming units in the Premises; provided, however, Tenant shall be responsible for any damage to the Premises caused by the hanging or placement of such items, as set forth in the Lease.

10.                Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11.                Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material (other than typical office and computer supplies in normal quantities for first-class office buildings which are used in compliance with all applicable Laws). Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.

12.                Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

13.                Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises (other than typical office and computer supplies in normal quantities for first-class office buildings which are used in compliance with all applicable Laws), or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14.                Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, fish, aquariums, or, except in areas reasonably designated by Landlord, bicycles or other vehicles.

15.                No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16.                The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17.                Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18.                Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

EXHIBIT D - 2

19.                Tenant shall not waste electricity, water or air conditioning and agrees to reasonably cooperate with Landlord to ensure the most effective operation of the Building's heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall participate in recycling programs undertaken by Landlord.

20.                Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in Irvine, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. Tenant shall make alternate arrangements, at Tenant's cost, for the disposal of high volumes of trash in excess of the amount determined by Landlord to be an office tenant's typical volume of trash (i.e., excessive moving boxes or shipping materials). If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant's expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21.                Tenant shall comply with all safety, fire protection and evacuation procedures and regulations reasonably established by Landlord or any governmental agency.

22.                Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23.                No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes or window coverings. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant's sole cost and expense. Tenant shall endeavor to keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises. Prior to leaving the Premises for the day, Tenant shall endeavor to draw or lower window coverings and extinguish all lights.

24.                The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25.                Tenant shall comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26.                Tenant must comply with all applicable "NO-SMOKING" or similar ordinances. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building.

27.                Tenant hereby acknowledges that except as specifically provided in the Lease Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

EXHIBIT D - 3

28.                All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or minimize any vibration, noise and annoyance.

29.                Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

30.                No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

31.                No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

32.                Tenant shall not purchase spring water, towels, janitorial or maintenance or other similar services from any company or persons not approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with the security and proper operation of the Building.

33.                Tenant shall install and maintain, at Tenant's sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

34.                Tenant shall not permit any portion of the Project, including the Parking Facilities, to be used for the washing, detailing or other cleaning of automobiles.

35.                All low voltage and data cable installed at the Premises must be plenum rated.

36.                "Smoking," as used herein, shall be deemed to include the use of e-cigarettes, smokeless cigarettes and other similar products. All rules and regulations set forth in this Exhibit applicable to smoking also apply to the use of e-cigarettes, smokeless cigarettes and other similar products.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein, so long as such revision does not have a material adverse effect on Tenant's use of, or access to, the Premises for the Permitted Use, and provided that no such changes shall be binding upon Tenant until after Landlord has delivered to Tenant at least twenty (20) days' written notice thereof (which 20-day period shall be shortened to five [5] days or such shorter time as may be required by governmental authorities or with respect to other circumstances or matters not within Landlord's control). Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project; provided, however, Landlord shall not enforce the Rules and Regulations in a discriminatory manner against Tenant. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D - 4

EXHIBIT E

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (this "Guaranty") is made as of March ___, 2019, by OURGAME INTERNATIONAL HOLDINGS LTD., a Cayman Islands Corporation ("Guarantor"), whose address is set forth in Paragraph 10 hereof, in favor of QUINTANA OFFICE PROPERTY LLC, a Delaware limited liability company ("Landlord"), whose address is set forth in Paragraph 10 hereof.

WHEREAS, Landlord and Allied Esports Media, Inc., a Delaware corporation ("Tenant") desire to enter into that certain Office Lease dated March ____, 2019 (the "Lease") concerning the premises commonly known as Suite 300 on the third (3rd) floor of the office building located at 17877 Von Karman Avenue in the City of Irvine, County of Orange, State of California (the "Building");

WHEREAS, Guarantors have a financial interest in the Tenant; and

WHEREAS, Landlord would not execute the Lease if Guarantors did not execute and deliver to Landlord this Guaranty.

NOW THEREFORE, for and in consideration of the execution of the foregoing Lease by Landlord and as a material inducement to Landlord to execute said Lease, Guarantors hereby jointly, severally, and absolutely, presently, continually, unconditionally and irrevocably guaranty the prompt payment by Tenant of all rentals and all other sums payable by Tenant under said Lease and the faithful and prompt performance by Tenant of each and every one of the terms, conditions and covenants of said Lease to be kept and performed by Tenant, and further agree as follows:

1.                   It is specifically agreed and understood that the terms, covenants and conditions of the Lease may be altered, affected, modified, amended, compromised, released or otherwise changed by agreement between Landlord and Tenant, or by course of conduct and each Guarantor does guaranty and promise to perform all of the obligations of Tenant under the Lease as so altered, affected, modified, amended, compromised, released or changed and the Lease may be assigned by or with the consent of Landlord or any assignee of Landlord without consent or notice to Guarantors and that this Guaranty shall thereupon and thereafter guaranty the performance of said Lease as so changed, modified, amended, compromised, released, altered or assigned.

2.                   This Guaranty shall not be released, modified or affected by failure or delay on the part of Landlord to enforce any of the rights or remedies of Landlord under the Lease, whether pursuant to the terms thereof or at law or in equity, or by any release of any person liable under the terms of the Lease (including, without limitation, Tenant) or any other Guarantor, including without limitation, any other Guarantor named herein, from any liability with respect to Guarantors' obligations hereunder.

3.                   Each Guarantor's liability under this Guaranty shall continue until all rents due under the Lease have been paid in full in cash and until all other obligations to Landlord have been satisfied, and shall not be reduced by virtue of any payment by Tenant of any amount due under the Lease. If all or any portion of Tenant's obligations under the Lease is paid or performed by Tenant, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise.

4.                   Each Guarantor warrants and represents to Landlord that such Guarantor now has and will continue to have full and complete access to any and all information concerning the Lease, the value of the assets owned or to be acquired by Tenant, Tenant's financial status and its ability to pay and perform the obligations owed to Landlord under the Lease. Each Guarantor further warrants and represents that such Guarantor has reviewed and approved copies of the Lease and is fully informed of the remedies Landlord may pursue, with or without notice to Tenant, in the event of default under the Lease. So long as any of Guarantors' obligations hereunder remains unsatisfied or owing to Landlord, each Guarantor shall keep fully informed as to all aspects of Tenant's financial condition and the performance of said obligations.

EXHIBIT E - 1

5.                   Each Guarantor hereby covenants and agrees with Landlord that if a default shall at any time occur in the payment of any sums due under the Lease by Tenant or in the performance of any other obligation of Tenant under the Lease, such Guarantor shall and will forthwith within ten (10) days of written demand pay such sums, and any arrears thereof, to Landlord in legal currency of the United States of America for payment of public and private debts, and take all other actions necessary to cure such default and perform such obligations of Tenant.

6.                   The liability of Guarantors under this Guaranty is a guaranty of payment and performance and not of collectability, and is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Lease or the pursuit by Landlord of any remedies which it now has or may hereafter have with respect thereto, at law, in equity or otherwise.

7.                   Each Guarantor hereby waives and agrees not to assert or take advantage of to the extent permitted by law: (i) all notices to Guarantor (or any of them), to Tenant, or to any other person, including, but not limited to, notices of the acceptance of this Guaranty or the creation, renewal, extension, assignment, modification or accrual of any of the obligations owed to Landlord under the Lease and, except to the extent set forth in Paragraph 9 hereof, enforcement of any right or remedy with respect thereto, and notice of any other matters relating thereto; (ii) notice of acceptance of this Guaranty; (iii) demand of payment, presentation and protest; (iv) any right to require Landlord to apply to any default any security deposit or other security it may hold under the Lease; (v) any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof; (vi) any right or defense that may arise by reason of the incapability, lack or authority, death or disability of Tenant or any other person; and (vii) all principles or provisions of law which conflict with the terms of this Guaranty. Each Guarantor further agrees that Landlord may enforce this Guaranty upon the occurrence of a default under the Lease, notwithstanding any dispute between Landlord and Tenant with respect to the existence of said default or performance of the obligations under the Lease or any counterclaim, set-off or other claim which Tenant may allege against Landlord with respect thereto. Moreover, each Guarantor agrees that such Guarantor's obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety. Guarantor shall have the right to assert all defenses to the Tenant obligations which are available to Tenant and have not been determined adversely to Tenant, excluding any defense based on the lack of authority of Tenant or any other person or any right or defense arising by reason of the bankruptcy of Tenant. Notwithstanding anything to the contrary in this Guaranty, Guarantor's liability hereunder may be terminated or reduced to the extent permitted under the Lease or applicable law because of a default by Landlord or any defense or excuse to Tenant's obligations under the Lease, including Tenant's right to rent abatement to the extent specifically provided by the Lease and/or because of eminent domain or damage and destruction to the extent permitted by the Lease.

8.                   Each Guarantor agrees that Landlord may enforce this Guaranty without the necessity of proceeding against Tenant or any other guarantor, including, without limitation, any other Guarantor named herein. Each Guarantor hereby waives the right to require Landlord to proceed against Tenant, to proceed against any other guarantor, including, without limitation, any other Guarantor named herein, to exercise any right or remedy under the Lease or to pursue any other remedy or to enforce any other right. If Landlord elects to proceed under this Guaranty only and not the Lease, Landlord shall afford to Guarantor the same notice and opportunity to cure the Event of Default as is afforded to Tenant under the Lease; and, in any such event, Landlord shall accept the performance of Guarantor with respect to any obligation of the Tenant under the Lease, as if the same were the performance of Tenant thereunder.

9.                   (a) Each Guarantor agrees that nothing contained herein shall prevent Landlord from suing on the Lease or from exercising any rights available to it thereunder and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of Guarantor. Without limiting the generality of the foregoing, each Guarantor hereby expressly waives any and all benefits under California Civil Code §§ 2809, 2810, 2819, 2845, 2847, 2848, 2849 and 2850.

(b)                 Each Guarantor agrees that such Guarantor shall have no right of subrogation against Tenant or any right of contribution against any other Guarantor hereunder unless and until all amounts due under the Lease have been paid in full and all other obligations under the Lease have been satisfied. Each Guarantor further agrees that, to the extent the waiver of such Guarantor's rights of subrogation and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation such Guarantor may have against Tenant shall be junior and subordinate to any rights Landlord may have against Tenant, and any rights of contribution such Guarantor may have against any other Guarantor shall be junior and subordinate to any rights Landlord may have against such other Guarantor.

EXHIBIT E - 2

(c)                 To the extent any dispute exists at any time between or among any of the Guarantors as to any Guarantor's right to contribution or otherwise, each Guarantor agrees to indemnify, defend and hold Landlord harmless from and against any loss, damage, claim, demand, cost or any other liability (including, without limitation, reasonable attorneys' fees and costs) Landlord may suffer as a result of such dispute.

(d)                 The obligations of each Guarantor under this Guaranty shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Tenant or any defense which Tenant may have by reason of order, decree or decision of any court or administrative body resulting from any such case. Landlord shall have the sole right to accept or reject any plan on behalf of each Guarantor proposed in such case and to take any other action which such Guarantor would be entitled to take, including, without limitation, the decision to file or not file a claim. Each Guarantor acknowledges and agrees that any payment which accrues with respect to Tenant's obligations under the Lease (including, without limitation, the payment of rent) after the commencement of any such proceeding (or, if any such payment ceases to accrue by operation of law by reason of the commencement of such proceeding, such payment as would have accrued if said proceedings had not been commenced) shall be included in Guarantors' obligations hereunder because it is the intention of the parties that said obligations should be determined without regard to any rule or law or order which may relieve Tenant of any of its obligations under the Lease. Each Guarantor hereby permits any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person to pay Landlord, or allow the claim of Landlord in respect of, any such payment accruing after the date on which such proceeding is commenced. Each Guarantor hereby assigns to Landlord such Guarantor's right to receive any payments from any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person by way of dividend, adequate protection payment or otherwise.

10.                Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Guaranty or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Guaranty) and shall be deemed to have been properly given, rendered or made only if hand-delivered or sent by first-class mail, postage pre-paid, addressed to the other party at its respective address set forth below, and shall be deemed to have been given, rendered or made on the day it is hand-delivered or one day after it is mailed, unless it is mailed outside of the county in which the Building is located, in which case it shall be deemed to have been given, rendered or made on the third business day after the day it is mailed. By giving notice as provided above, either party may designate a different address for notices, statements, demands, consents, approvals or other communications intended for it.

To Guarantor:	OURGAME INTERNATIONAL HOLDINGS LTD.

Tower B Fairmont, No. 1 Building, 17th Floor
33# Community, Guangshum North Street
Chaoyang District, Beijing, 100102
China

To Landlord:	QUINTANA OFFICE PROPERTY LLC c/o Hines 4000 MacArthur Avenue, Suite 110 Newport Beach, California 92660 Attention: Property Manager

and

Allen Matkins Leck Gamble Mallory & Natsis LLP 1900 Main Street, 5th Floor Irvine, California 92614 Attention: Brad H. Nielsen, Esq.

EXHIBIT E - 3

11.                Each Guarantor represents and warrants to Landlord as follows:

(a)                 No consent of any other person, including, without limitation, any creditors of such Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by such Guarantor in connection with this Guaranty or the execution, delivery, performance, validity or enforceability of this Guaranty and all obligations required hereunder. This Guaranty has been duly executed and delivered by such Guarantor, and constitutes the legally valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms.

(b)                 The execution, delivery and performance of this Guaranty will not violate any provision of any existing law or regulation binding on such Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on such Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which such Guarantor is a party or by which such Guarantor or any of such Guarantor's assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of such Guarantor's property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

12.                The obligations of Tenant under the Lease to execute and deliver estoppel statements, as therein provided, shall be deemed to also require the Guarantors hereunder to do and provide the same relative to Guarantors.

13.                This Guaranty shall be binding upon each Guarantor, such Guarantor's successors and assigns and shall inure to the benefit of and shall be enforceable by Landlord, its successors, endorsees and assigns. Any married person executing this Guaranty agrees that recourse may be had against community assets and against his separate property for the satisfaction of all obligations herein guaranteed. As used herein, the singular shall include the plural, and the masculine shall include the feminine and neuter and vice versa, if the context so requires.

14.                The term "Landlord" whenever used herein refers to and means the Landlord specifically named in the Lease and also any assignee of said Landlord, whether by outright assignment or by assignment for security, and also any successor to the interest of said Landlord or of any assignee in the Lease or any part thereof, whether by assignment or otherwise. So long as the Landlord's interest in or to demised premises (as that term is used in the Lease) or the rents, issues and profits therefrom, or in, to or under the Lease, are subject to any mortgage or deed of trust or assignment for security, no acquisition by Guarantors of the Landlord's interest in demised premises or under the Lease shall affect the continuing obligations of Guarantors under this Guaranty, which obligations shall continue in full force and effect for the benefit of the mortgagee, beneficiary, trustee or assignee under such mortgage, deed of trust or assignment, of any purchaser at sale by judicial foreclosure or under private power of sale, and of the successors and assigns of any such mortgagee, beneficiary, trustee, assignee or purchaser.

15.                The term "Tenant" whenever used herein refers to and means the Tenant in the Lease specifically named and also any assignee or sublessee of said Lease and also any successor to the interests of said Tenant, assignee or sublessee of such Lease or any part thereof, whether by assignment, sublease or otherwise.

16.                In the event of any dispute or litigation regarding the enforcement or validity of this Guaranty, Guarantors shall be obligated to pay all charges, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Landlord, whether or not any action or proceeding is commenced regarding such dispute and whether or not such litigation is prosecuted to judgment, provided that Landlord is the prevailing party in such action or dispute.

17.                This Guaranty shall be governed by and construed in accordance with the laws of the state in which the Building is located, and in a case involving diversity of citizenship, shall be litigated in and subject to the jurisdiction of the courts of the State in which the Building is located.

EXHIBIT E - 4

18.                Every provision of this Guaranty is intended to be severable. In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

19.                This Guaranty may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same Guaranty with the same effect as if all parties had signed the same signature page. Any signature page of this Guaranty may be detached from any counterpart of this Guaranty and re-attached to any other counterpart of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.

20.                No failure or delay on the part of Landlord to exercise any power, right or privilege under this Guaranty shall impair any such power, right or privilege, or be construed to be a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

21.                This Guaranty shall constitute the entire agreement between each Guarantor and the Landlord with respect to the subject matter hereof. No provision of this Guaranty or right of Landlord hereunder may be waived nor may any Guarantor be released from any obligation hereunder except by a writing duly executed by an authorized officer, director or trustee of Landlord.

22.                The liability of each Guarantor and all rights, powers and remedies of Landlord hereunder and under any other agreement now or at any time hereafter in force between Landlord and such Guarantor relating to the Lease shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Landlord by law.

IN WITNESS WHEREOF, Guarantors have executed this Guaranty as of the day and year first above written.

Address of Guarantor:	OURGAME INTERNATIONAL HOLDINGS LTD., a Cayman Islands corporation
Tower B Fairmont, No. 1 Building, 17th Floor	By:
33# Community, Guangshum North Street	Print Name:
Chaoyang District, Beijing, 100102	Print Title:
China
By:
Print Name:
Print Title:

EXHIBIT E - 5

EXHIBIT F

COPY OF MERGER AGREEMENT

[See Attached]

EXHIBIT F - 1

OFFICE LEASE

QUINTANA OFFICE PROPERTY LLC,

a Delaware limited liability company,

as Landlord,

and

ALLIED ESPORTS MEDIA, INC.,

a Delaware corporation,

as Tenant.

EXHIBIT F - 2

EXHIBITS

A	CONCEPTUAL OUTLINE OF PREMISES
A-1	DEPICTION OF BUILDING AND PROJECT
A-2	DEPICTION OF TEMPORARY SPACE
B	TENANT WORK LETTER
C	NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	GUARANTY OF LEASE
F	COPY OF MERGER AGREEMENT

EXHIBIT F - 3

INDEX

Page(s)
Abated Amount	10
Abatement Event	32
Additional Notice	6
Additional Rent	10
After Hours HVAC	17
After Hours HVAC Rate	17
Alterations	19
Applicable Reassessment	15
Bank Prime Loan	34
Base Building	20
Base Rent	10
Base Rent Abatement Period	2
Base, Shell, and Core	5
BOMA Standard	4
Brokers	39
Builder's All Risk	20
Building	4
Building Hours	16
Building Structure	19
Building Systems	19
Buyout Payment	10
CC&R Payments	11
Commission Agreement	31
Common Areas	4
Concessions	8
Cost Pools	13
Damage Termination Date	24
Damage Termination Notice	23
Default	30
Development CC&R's	40
Direct Expenses	10
Economic Terms	6
Eligibility Period	32
Energy Disclosure Requirements	40
Estimate	13
Estimate Statement	13
Estimated Direct Expenses	13
Expense Year	11
Fair Rental Value	8
First Offer Commencement Date	6
First Offer Notice	5
First Offer Rent	6
First Offer Space	5
First Offer Term	6
Force Majeure	37
Government Lists	38
Guaranty	40
Hazardous Materials	16

EXHIBIT F - 4

Holidays	16
HVAC	16
Landlord	1
Landlord Parties	21
Landlord Repair Notice	23
Laws	34
Lease	1
Lease Commencement Date	7
Lease Expiration Date	7
Lease Term	7
Lease Year	7, 14
Lines	39
Mail	38
Net Worth	27
Non-Transferee Assignee	27
Notices	38
Operating Expenses	11
Option Exercise Notice	8
Option Rent	8
Option Rent Notice	8
Option Term	8
Original Improvements	22
Outside Agreement Date	8
Overage	13
Permitted Non-Transfer	27
Permitted Non-Transferee	27
Premises	4
Project	4
Proposition 13	12
Proposition 13 Protection Amount	14
Proposition 13 Purchase Price	15
Provider	40
Reassessment	14
rent	31
Rent.	10
Security Deposit	32
Statement	13
Subject Space	25
Subleasing Costs	26
Summary	1
Superior Right Holders	5
Tax Expenses	12
Tax Increase	14
Tenant	1
Tenant Energy Use Disclosure	41
Tenant Individuals	38
Tenant Parties	21
Tenant Work Letter	5
Tenant's Parties	15
Transfer Notice	25
Transfer Premium	26
Transferee	25
Transfers	25
use	26

EXHIBIT F - 5